Exhibit 10.22

LOAN AGREEMENT

Dated as of December 4, 2015

between

IRHYTHM TECHNOLOGIES, INC.

(as Borrower),

and

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP

(as Lender)

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of December 4, 2015 (the “Effective Date”) by and between IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”) and BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (“Lender”), provides the terms on which Lender shall make, and Borrower shall repay, the Credit Extensions (as hereinafter defined). The parties hereto agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with Applicable Accounting Standards. Calculations and determinations must be made following Applicable Accounting Standards. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower (including any change in Applicable Accounting Standards that would require leases that would be classified as operating leases under Applicable Accounting Standards on the Effective Date to be reclassified as capital leases) shall be given effect for purposes of measuring compliance with any provision of Section 6.12 or Section 7 unless Borrower and Lender agree to modify such provisions to reflect such changes in Applicable Accounting Standards and, unless such provisions are so modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in Applicable Accounting Standards. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2.	LOANS AND TERMS OF PAYMENT

2.1. Promise to Pay.

Borrower hereby unconditionally promises to pay Lender, the outstanding principal amount of all Term Loans advanced to Borrower by Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2. Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement (including Sections 3.1, 3.2, and 3.4):

(i) Tranche A Loan. Lender agrees to make a term loan to Borrower on the Tranche A Closing Date in the principal amount (the “Tranche A Loan Amount”) of Thirty Million Dollars ($30,000,000.00) (the “Tranche A Loan”); and

(ii) Tranche B Loan. Lender agrees to make a term loan to Borrower on the Tranche B Closing Date in a principal amount equal to the Tranche B Loan Amount (the “Tranche B Loan”).

After repayment, no Term Loan may be re-borrowed.

(b) Repayment. Borrower shall make eight equal quarterly payments of principal (including capitalized interest) of the Term Loans commencing on the Payment Date that is the 48th-month anniversary of the Tranche A Closing Date. All unpaid principal (including capitalized interest) with respect to the Term Loans are due and payable in full on the Term Loan Maturity Date. The Term Loans may be prepaid only in accordance with Section 2.2(d), except as provided in Section 9.1.

(c) AHYDO. Notwithstanding anything in this Agreement to the contrary, commencing with the first “accrual period” (as defined under IRC Treasury Regulation Section 1.1272-1(b)(1)(ii)) ending after the fifth anniversary of the Effective Date, and each accrual period thereafter, Borrower shall, in respect of any Term

Loan, pay in cash, on or before the end of such accrual period, both the stated interest due and payable as set forth in Section 2.3 and any accrued and unpaid “original issue discount” (determined in accordance with IRC Treasury Regulation Sections 1.1273-1 and 1.1272-1 and taking into account, for the avoidance of doubt, the Additional Consideration) with respect to such Term Loan if, but only to the extent that, the aggregate amount of such original issue discount that has accrued and has not been paid in cash from the Effective Date through the end of such accrual period (treating any payments made pursuant to this Article 2 as a payment of interest and original issue discount to the full extent required under IRC Treasury Regulation Sections 1.446-2(e)(l) and 1.1275-2(a)) exceeds the product of the “issue price” (as defined in IRC Treasury Regulation Section 1.1273-2(a)(1)) of such Term Loan and the “yield to maturity” (determined in accordance with IRC Treasury Regulation Section 1.1272-1(b) and taking into account, for the avoidance of doubt, the Additional Consideration) on such Term Loan.

(d) Prepayment of Term Loans.

(i) From and after the Tranche A Closing Date, Borrower shall have the option, at any time, to prepay in whole or, after the second anniversary of the Tranche A Closing Date, in part, the Term Loans advanced by Lender under this Agreement, provided that (A) Borrower provide written notice to Lender of its election (which shall be irrevocable unless Lender otherwise consents in writing) to prepay all of such Term Loans at least ten (10) Business Days prior to such prepayment, (B) such prepayment shall be accompanied by any amounts payable pursuant to Sections 2.2(f) and 2.7(c) and all other amounts payable or accrued and not yet paid hereunder and the other Loan Documents, including, for the avoidance of doubt, any accrued and unpaid interest that has not been capitalized in accordance with Section 2.3(a) and (C) any partial prepayment of such Term Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

(ii) From and after the Tranche A Closing Date, Borrower shall promptly, and in any event no later than two (2) Business Days prior to the consummation thereof, notify Lender in writing in accordance with Section 11 hereof of the occurrence of a Change in Control, which notice shall include reasonable detail as to the nature and other circumstances of such Change in Control (such notice, a “Change in Control Notice”) and Lender shall have the option, exercisable in its sole and absolute discretion, to demand prepayment in full of the Term Loans advanced by Lender under this Agreement. If Lender provides written notice to Borrower of its election for Borrower to prepay all of such Term Loans, Borrower shall prepay such Term Loans in full no later than ten (10) Business Days after the consummation of such Change in Control and such prepayment shall be accompanied by any amounts payable pursuant to Sections 2.2(f) and 2.7(c) and shall include all other amounts payable or accrued and not yet paid hereunder and the other Loan Documents, including, for the avoidance of doubt, any accrued and unpaid interest that has not been capitalized in accordance with Section 2.3(a).

(e) Prepayment Application. All prepayments by Borrower pursuant Section 2.2(d) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to the date of payment in full, which, for the avoidance of doubt, shall not include any such interest that has already been capitalized and added to the then-outstanding principal amount of the Term Loans in accordance with Section 2.3(a). Any prepayment of the Term Loans (together with the accompanying Prepayment Premium and, where applicable, Makewhole Amount that is payable pursuant to Section 2.2(f) and the Additional Consideration described in Section 2.7(d)) pursuant to Section 2.2(d) shall be paid to Lender for application to the Obligations in the following order: (i) first, to due and unpaid Lender Expenses, (ii) second, to accrued and unpaid interest at the Default Rate, (iii) third, to accrued and unpaid interest at the non-Default Rate, (iv) fourth, to the Prepayment Premium, (v) fifth, to the Additional Consideration described in Section 2.7(c), (vi) sixth, to the Makewhole Amount, where applicable, (vii) seventh, to the outstanding principal amount of the Term Loans being prepaid (including, for the avoidance of doubt, any interest that has been capitalized and added thereto in accordance with Section 2.3(a)) and (viii) eighth, to any remaining amounts then due and payable hereunder.

(f) Prepayment Premium; Makewhole Amount.

(i) Any prepayments of the Term Loans by Borrower (x) prior to the second anniversary of the Tranche A Closing Date, pursuant to Section 2.2(d), (y) as a result of the acceleration of the Term Loan Maturity Date pursuant to Section 9.1(a) or (z) as a result of any other circumstance where any of the Credit Parties violate their obligations under this Agreement to avoid payment of such

Prepayment Premium or Makewhole Amount, shall, in any such case, be accompanied by payment of the greater of (x) the applicable Prepayment Premium and (y) the applicable Makewhole Amount.

(ii) Any prepayments of the Term Loans by Borrower (x) on or after the second anniversary of the Tranche A Closing Date, pursuant to Section 2.2(d), (y) as a result of the acceleration of the Term Loan Maturity Date pursuant to Section 9.1(a) or (z) as a result of any other circumstance where any of the Credit Parties violate their obligations under this Agreement to avoid payment of such Prepayment Premium, shall, in any such case, be accompanied by payment of the applicable Prepayment Premium.

2.3. Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Subject to Section 2.3(b), the principal amount outstanding under the Tranche A Loan shall accrue interest at a fixed per annum rate (which rate shall be fixed for the duration of the Tranche A Loan) equal to nine and one half (9.50%) per annum, which interest shall be payable quarterly in arrears in accordance with this Section 2.3.

(ii) Subject to Section 2.3(b), the principal amount outstanding under the Tranche B Loan shall accrue interest at a fixed per annum rate (which rate shall be fixed for the duration of the Tranche B Loan) equal to nine and one half percent (9.50%) per annum, which interest shall be payable quarterly in arrears in accordance with this Section 2.3; provided, however, that (i) if the Tranche B Closing Date occurs on or after June 30, 2016 but before September 30, 2016, such fixed per annum rate shall equal ten percent (10.00%) per annum, and (ii) if the Tranche B Closing Date occurs on or after September 30, 2016, such fixed per annum rate shall equal ten and one half percent (10.50%) per annum.

(iii) Interest shall accrue on each Term Loan commencing on, and including, the day on which the Term Loan is made, and shall accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid. Notwithstanding the foregoing, fifty percent (50%) of the interest on the Term Loans payable during the first eight (8) calendar quarters following the Tranche A Closing Date shall be paid-in-kind (which payment-in-kind interest shall be capitalized on such Payment Date and such capitalized amount shall be added to the then outstanding principal amount of the Term Loans and constitute outstanding principal for all purposes hereof).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default (and without notice to Borrower or demand by Lender for payment thereof), the Obligations shall bear interest at a rate per annum which is two percentage points (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”), and such interest shall be payable entirely in cash on demand of Lender. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) 360-Day Year. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

(d) Payments. Except as otherwise expressly provided herein, all loan payments by Borrower hereunder shall be made to such bank account of Lender as Lender may designate by notice from time to time to Borrower on the date specified herein. Unless otherwise provided, interest is payable quarterly on the Payment Date of each calendar quarter. Payments of principal and/or interest received after 2:00 p.m. on such date are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4. Expenses. Borrower shall pay to Lender, all Lender Expenses incurred through and after the Effective Date, promptly after receipt of a written demand therefore setting forth in reasonable detail such Lender Expenses.

2.5. Requirement of Law; Increased Costs . In the event that any applicable Change in Law:

(a) Does or shall subject Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term Loans made hereunder (except, in each case, Indemnified Taxes, Taxes described in clause (b) through (c) of the definition of Excluded Taxes, and Connection Income Taxes)

(b) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Lender; or

(c) Does or shall impose on Lender any other condition (other than Taxes); and the result of any of the foregoing is to increase the cost to Lender (as determined by Lender in good faith using calculation methods customary in the industry) of making, renewing or maintaining any Term Loan or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of Lender or any Person controlling Lender, then, in any such case, Borrower shall promptly pay to Lender, upon its receipt of the certificate described below, any additional amounts necessary to compensate Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by Lender with respect to this Agreement or the Term Loans made hereunder. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.5, it shall promptly notify Borrower of the event by reason of which it has become so entitled, and a certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by Lender to Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Term Loans and all other Obligations. Failure or delay on the part of Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital under this Section 2.5 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be under any obligation to compensate Lender under this Section 2.5 with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to the date of the delivery of the notice required pursuant to the foregoing provisions of this paragraph; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period.

2.6. Taxes; Withholding, etc.

(a) All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by Requirement of Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority. In addition, Borrower agrees to pay, and shall indemnify and hold Lender harmless from, Other Taxes, and within thirty (30) days after the date of paying such sum, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) If any Credit Party or any other Person is required by Requirement of Law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Lender under any of the Loan Documents: (i) Borrower shall notify Lender of any such requirement or any change in any such requirement as soon as reasonably practicable after Borrower becomes aware of it; (ii) Borrower shall make any such withholding or deduction; (iii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Lender, as the case may be) on behalf of and in the name of Lender in accordance with applicable Law; (iv) if the Tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment of Indemnified Tax is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.6(b)), Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Tax been required or made; and (v) within thirty (30) days after paying any sum from which it is required by Requirement of

Law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) or (iii) above to pay, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority. Borrower shall indemnify Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6(b)) paid by Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any indemnification payment pursuant to this Section 2.6 shall be made within thirty (30) days from written demand therefor.

(c) Each Lender that is organized under the laws of the United States of America or any state thereof shall deliver to Borrower two copies of United States Internal Revenue Service Form W-9. If Lender is not a “United States person” (as such term is defined in Section 7701(a)(30) of the IRC) for U.S. federal income Tax purposes, Lender shall deliver, and shall cause each applicable assignee thereof to deliver, to Borrower, on or prior to, the Effective Date and, the date on which a Lender Transfer occurs, as applicable, and at such other times as may be necessary in the determination of Borrower (in the reasonable exercise of its discretion), two (2) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (along with Form W-9, W-8BEN-E or W-8BEN for each beneficial owner that will receive, directly or indirectly, a payment of principal, interest, fees or other amounts payable under any of the Loan Documents), or any successor forms, and such other documentation required under the IRC and reasonably requested by Borrower to establish the appropriate amount of any deduction or withholding of United States federal Tax, if any, with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, including any such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA. If Lender is required to deliver any forms, statements, certificates or other evidence with respect to United States federal Tax or backup withholding matters pursuant to this Section 2.6(c), Lender hereby agrees, from time to time after the initial delivery by Lender of such forms, certificates or other evidence, whenever a lapse in time, change in circumstances or law, or additional guidance by a Governmental Authority renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, to promptly deliver to Borrowers two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E W-8ECI, W-9 or W-8IMY (along with Internal Revenue Service Forms W-9, W-8BEN-E or W-8BEN for each beneficial owner for whom it expects to receive a payment), or any successor form, as the case may be, properly completed and duly executed by Lender, and such other documentation required under the IRC and reasonably requested by Borrower to confirm or establish the extent to which Lender is or is not subject to deduction, backup withholding or withholding of United States federal Tax with respect to payments to Lender under the Loan Documents, or notify Borrowers of its inability under applicable Requirement of Law to deliver any such forms, certificates or other evidence. If Lender is claiming an exemption from United States withholding Tax pursuant to the “portfolio interest exemption”, it shall provide Borrower with the applicable Internal Revenue Service Form W-8 and a certificate as reasonably requested by Borrower certifying Lender’s entitlement thereto. Borrower shall not be required to pay any additional amount to Lender under Section 2.6(b)(iii) if Lender shall have failed (1) to timely deliver to Borrower the forms, certificates or other evidence referred to in this Section 2.6(c) (each of which shall be complete, accurate and duly executed), or (2) to notify Borrowers of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if Lender shall have satisfied the requirements of the second sentence of this Section 2.6(c) on the Effective Date (or on the date such Lender initially acquires an interest in a Term Loan), nothing in this last sentence of this Section 2.6(c) shall relieve Borrower of its obligations to pay any additional amounts pursuant to this Section 2.6 in the event that, solely as a result of any change in any Requirement of Law, or any change in the interpretation, administration or application thereof by any applicable Governmental Authority, Lender is no longer legally entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that Lender is not subject to withholding as described herein and in the forms, certificates or other evidence initially provided by Lender.

(d) If any party hereto determines that it has received a refund of any Taxes or a credit or offset for any Taxes as to which it has been indemnified pursuant to this Section 2.6 (including by the payment of additional amounts pursuant to this Section 2.6), it shall pay to the indemnifying party an amount equal to such refund, credit or offset (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (d) in the event that such indemnified party is required to repay, credit or offset such refund to such Governmental Authority and the requirement to repay such refund to such Governmental Authority is not due to the indemnified party’s failure to timely provide complete and accurate Internal Revenue Service forms and other documentation required pursuant to Section 2.6(c) and Section 2.8. Notwithstanding anything to the contrary in this clause (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (d) if the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (d) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.7. Additional Consideration . As additional consideration for the making of the Term Loans, Borrower shall pay to Lender the following amounts (“Additional Consideration”) as follows:

(a) On the Tranche A Closing Date, Borrower shall pay to Lender an amount equal to the product of the Tranche A Loan Amount and 0.01.

(b) Additionally, in the event the Tranche B Loan is made on the Tranche B Closing Date, Borrower shall pay to Lender an amount equal to the product of the Tranche B Loan Amount and 0.01.

(c) Additionally, on each Payment Date on which a repayment pursuant to Section 2.2(b) or a prepayment pursuant to Section 2.2(d), Section 9.1(a) or otherwise is made, Borrower shall pay to Lender an amount equal to the product of (i) 0.05 multiplied by (ii) the amount of such repayment or prepayment, but excluding any accrued and unpaid interest that has been capitalized in accordance with Section 2.3(a).

(d) The obligations of Borrower under this Section 2.7 to pay Additional Consideration shall survive any and all prepayments by Borrower.

2.8. Evidence of Debt; Register; Lender’s Books and Records; Term Loan Notes.

(a) Lender’s Evidence of Debt; Register. Notwithstanding anything herein to the contrary, Borrower hereby designates Lender to serve as Borrower’s agent solely for purposes of maintaining at all times at Lender’s principal office a “book entry system” as described in IRC Treasury Regulation Section 5f.103-1(c)(1)(ii) that identifies each beneficial owner that is entitled to a payment of principal and stated interest on a Term Loan (the “Register”) so that each Term Loan is at all times in “registered form” as described in IRC Treasury Regulations Section 5f.103-1(c). Lender is hereby authorized by Borrower to record in the manual or data processing records of Lender, the date and amount of each advance and the amount of the outstanding Obligations and the date and amount of each repayment of principal and each payment of interest or otherwise on account of the Obligations. Absent manifest error, such Lender records shall be conclusive as to the outstanding principal amount of the total outstanding Obligations, and the payment of interest, principal and other sums due hereunder; provided, however, that the failure of Lender to make any such record entry with respect to any payment shall not limit or otherwise affect the obligations of Borrower under the Loan Documents. All Term Loans: (i) shall, pursuant to this clause (a), be also registered as to both principal and any stated interest with Borrower or its agent, and (ii) may be transferred by Lender only by (1) surrender of the old instrument and either (x) the reissuance by Borrower of the old instrument to the new Lender or (y) the issuance by Borrower of a new instrument to the new Lender, or (2) confirmation with Borrower that the right to the principal and stated interest on the applicable Term Loan is maintained through the book entry system kept by Lender. Lender represents that any interest that may become due and owing under this Agreement qualifies for the portfolio interest exception from withholding on interest payments pursuant to IRC Sections 871(h) and 881(c).

(b) Term Loan Notes. If so requested by Lender, by written notice to Borrower on the Effective Date, or at any time thereafter, Borrower shall execute and deliver to Lender and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 13.1 on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan.

3.	CONDITIONS OF LOANS

3.1. Conditions Precedent to Tranche A Loan. Lender’s obligation to advance the Tranche A Loan is subject to the satisfaction (or waiver in accordance with Section 13.5 hereof) of the following conditions:

(a) copies of the Loan Documents (other than any Control Agreements or bailee waivers, as applicable) executed and delivered by each applicable Credit Party, each schedule to such Loan Documents (including the Disclosure Letter) (such schedules to be in form and substance reasonably satisfactory to Lender) and the Disclosure Letter, if and to the extent any update thereto is necessary between the Effective Date and the Tranche A Closing Date (provided, that in no event may the Disclosure Letter be updated in a manner that would reflect or evidence a Default or Event of Default (with or without such update));

(b) (i) true, correct and complete copies of the Operating Documents of each of the Credit Parties, and (ii) a Secretary’s Certificate, dated the Tranche A Closing Date, certifying that the foregoing copies are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to Lender);

(c) the Perfection Certificate(s) for Borrower and its Subsidiaries, in form and substance reasonably satisfactory to Lender;

(d) the organizational structure and capital structure of Borrower and each of its Subsidiaries shall be as set forth on Schedule 3.1(d) of the Disclosure Letter;

(e) a good standing certificate for each Credit Party, certified by the Secretary of State (or the equivalent thereof) of the State of incorporation or formation of such Credit Party as of a date no earlier than thirty (30) days prior to the Tranche A Closing Date;

(f) a Secretary’s Certificate with completed Borrowing Resolutions with respect to the Loan Documents and the Tranche A Loan for each Credit Party in form and substance reasonably satisfactory to Lender;

(g) certified copies, dated as of a date no earlier than thirty (30) days prior to the Tranche A Closing Date, of lien searches, as Lender shall request, accompanied by written evidence (including any Code termination statements) that the Liens indicated in any such financing statements or other documents either constitute Permitted Liens or have been or, in connection with the Term Loans, will be terminated or released;

(h) each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lender. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(i) an opinion of Wilson, Sonsini, Goodrich & Rosati, P.C. in form and substance reasonably satisfactory to Lender;

(j) evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender (such evidence to be in form and substance reasonably satisfactory to Lender);

(k) true, correct and complete copies of all material documentation relating to the CHCF Indebtedness;

(l) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”);

(m) (i) a payoff letter in respect of the Indebtedness outstanding under the Existing SVB Credit Agreement from Silicon Valley Bank and evidencing the repayment in full of such Indebtedness pursuant thereto prior to or concurrent with the funding of the Tranche A Loan on the Tranche A Closing Date;

(n) (i) audited consolidated financial statements for Borrower and its Subsidiaries for the period ended December 31, 2014; and (ii) for the interim period from the most recent audited period to the Tranche A Closing Date, internally prepared, unaudited consolidated financial statements for each quarterly period completed prior to the Tranche A Closing Date, and for each monthly period completed thirty (30) days prior to the Effective Date, all in form and substance satisfactory to Lender;

(o) evidence satisfactory to Lender in the form of a certificate of the Chief Financial Officer of Borrower that, as of the Tranche A Closing Date, after giving effect to the transactions occurring on such date, including the incurrence of Indebtedness under the Tranche A Note that Borrower is Solvent and that its Subsidiaries (if any), on a consolidated basis, are Solvent;

(p) (i) payment of Lender Expenses and other fees then due as specified in Section 2.4 hereof; and (ii) payment of any and all expenses incurred in connection with the repayment of all amounts outstanding under the Existing SVB Credit Agreement;

(q) evidence satisfactory to Lender in the form of a certificate of a Responsible Officer of Borrower that there are no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change except as set forth on Schedule 5.6 of the Disclosure Letter (such certificate to be in form and substance reasonably satisfactory to Lender);

(r) Reserved;

(s) a certificate, dated the Tranche A Closing Date and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions precedent set forth in this Section 3.1 and Section 3.4(b) and (c) (such certificate to be in form and substance reasonably satisfactory to Lender);

(t) true, correct and complete copies of any Material Contract;

(u) Reserved; and

(v) a true, correct and complete copy of the Sales Plan.

3.2. Conditions Precedent to Tranche B Loan. Lender’s obligation to advance the Tranche B Loan is subject to the satisfaction (or waiver in accordance with Section 13.5 hereof) of the following conditions:

(a) evidence satisfactory to Lender in the form of a certificate of a Responsible Officer of Borrower that there are no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change except as set forth on Schedule 5.6 of the Disclosure Letter (such certificate to be in form and substance reasonably satisfactory to Lender);

(b) (i) a certificate, dated the Tranche B Closing Date and signed by the Chief Financial Officer of Borrower, providing the Net Sales for the two most recently completed fiscal quarters of Borrower (such certificate to be in form and substance reasonably satisfactory to Lender) and (ii) a Secretary’s Certificate with completed Borrowing Resolutions with respect to the Loan Documents and the Tranche B Loan for each Credit Party in form and substance reasonably satisfactory to Lender;

(c) a certificate, dated the Tranche B Closing Date and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions precedent set forth in this Section 3.2 and Section 3.4(b) and (c) (such certificate to be in form and substance reasonably satisfactory to Lender); and

(d) an updated Disclosure Letter; provided, that in no event may the Disclosure Letter be updated in a manner that would reflect or evidence a Default or Event of Default (with or without such update).

3.3. Reserved.

3.4. Additional Conditions Precedent to Term Loans. The obligation of Lender to make the Term Loans is subject to the following additional conditions precedent:

(a) except as otherwise provided in Section 3.6, timely receipt of one or more executed Payment/Advance Forms in the form of Exhibit A hereto;

(b) the representations and warranties made by the Credit Parties in Section 5 of this Agreement and in the other Loan Documents are true and correct in all material respects, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects, in each case, on the Tranche A Closing Date and the Tranche B Closing Date or as of such earlier date, as applicable); and

(c) there shall not have occurred (i) any Material Adverse Change or (ii) any Default or Event of Default.

3.5. Covenant to Deliver. The Credit Parties agree to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Credit Extension; provided, however, that any such items set forth on Schedule 6.16 of the Disclosure Letter shall be delivered to Lender within the time period prescribed therefor on such schedule. The Credit Parties expressly agree that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender’s sole discretion.

3.6. Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loans set forth in this Agreement, to obtain the Term Loans, Borrower shall deliver to Lender by electronic mail or facsimile a completed Payment/Advance Form for the requested Term Loans executed by a Responsible Officer of Borrower, or his or her designee. In addition to the foregoing, if Borrower intends to obtain the Tranche B Loan, Borrower shall notify Lender (which notice shall be irrevocable on and after the date on which such notice is given and Borrower shall be bound to make a borrowing in accordance therewith) by electronic mail or facsimile by no later than 12:00 noon on or before December 15, 2016, in which case Lender shall make the Tranche B Loan available to Borrower not later than 2:00 p.m. on the date that is ten (10) Business Days following the date on which such notice is given by wire transfer of same day funds in Dollars, to such account(s) in the United States as may be designated in writing to Lender by Borrower.

4.	RESERVED.

5.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Credit Extensions to be made on the Tranche A Closing Date and, if applicable, the Tranche B Closing Date, each Credit Party, jointly and severally, represents and warrants to Lender that the following statements are true and correct as of the Effective Date (except for the representations and warranties set forth in Section 5.7(b)) and at the time of the making of each Term Loan (both with and without giving effect to such Term Loan):

5.1. Due Organization, Authorization; Power and Authority. Each of Borrower and each of its Subsidiaries, if any, (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 3.1(d) of the Disclosure Letter or any Perfection Certificate updated in accordance with Section 5.5(a), (b) has all requisite power and authority to own, license and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations except where the failure to do so could not reasonably be expected to have a Material Adverse Change. Each Credit Party has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

5.2. Equity Interests and Ownership. The Equity Interests of Borrower and each of its Subsidiaries, if any, have been duly authorized and validly issued and are fully paid and non-assessable (other than Equity Interests in limited liability companies and partnerships). Except as set forth on Schedule 5.2 of the Disclosure Letter, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. The organizational structure and capital structure of Borrower and each of its Subsidiaries, if any, and the ownership interest of Borrower and each of its Subsidiaries, if any, in each of its respective Subsidiaries (if any) is as set forth on Schedule 3.1(d) of the Disclosure Letter.

5.3. No Conflict; Government Consents. Except as set forth on Schedule 5.3 of the Disclosure Letter, the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party have been duly authorized and do not (i) conflict with any of such Credit Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect, and (y) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing and/or recordation on or after the Effective Date), (v) constitute a breach of or a default or event of default under, or result in or permit the termination or acceleration of, any Material Contract by which such Credit Party is bound or (vi) require any approval of stockholders, members or partners or any approval or consent of any Person except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lender. Without limiting Section 5.11 hereof, neither Borrower nor any of its Subsidiaries is in default under or breach of any agreement to which it is a party or by which it or its assets are bound in which the default thereunder or breach thereof could reasonably be expected to have a Material Adverse Change.

5.4. Binding Obligation. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.5. Collateral. In connection with this Agreement, each Credit Party has delivered to Lender a completed certificate signed by such Credit Party and each of its Subsidiaries (each, a “Perfection Certificate, and collectively, the “Perfection Certificates”). Each Credit Party represents and warrants to Lender that:

(a) (i) its exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (ii) it is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (iii) its Perfection Certificate accurately sets forth its organizational identification number or accurately states that it has none; (iv) its Perfection Certificate accurately sets forth its place of business, or, if more than one, its chief executive office as well as its mailing address (if different than its chief executive office); (v) it (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on its Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete (it being understood and agreed that each Credit Party may from time to time update certain information in its Perfection Certificate after the Effective Date to the extent permitted by one or more provisions in this Agreement to reflect changes since the Effective Date). If any Credit Party is not now a Registered Organization but later becomes one, it shall promptly notify Lender of such occurrence and provide Lender with such Credit Party’s organizational identification number. Lender hereby agrees that the Perfection Certificate(s) shall be updated or deemed to be updated to reflect information provided in any notice delivered by any Credit Party to Lender pursuant to Section 7.2; provided that any update to the Perfection Certificate(s) by any Credit Party pursuant to Section 7.2 shall not relieve any Credit Party of any other Obligation under this Agreement, including its Obligations pursuant to Section 6.7(b).

(b) (i) it has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder or under any Collateral Document, free and clear of any and all Liens except Permitted Liens, (ii) it has no deposit accounts, securities accounts, commodity accounts or other investment accounts other than the deposit accounts, securities accounts, commodity accounts or other investment accounts described in the Perfection Certificates delivered to Lender in connection herewith, or of which such Credit Party has given Lender written notice and taken such actions as are necessary to give Lender a perfected security interest therein (and upon delivery of such notice and taking such action, the Perfection Certificate(s) will be deemed to be updated with the information contained in such notice), (iii) Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate(s) or as permitted pursuant to Section 7.2(c). None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate(s) or as permitted pursuant to Section 7.2(c).

(c) All Inventory of Borrower and each of its Subsidiaries is in all material respects of good and marketable quality, free from material defects.

(d) A true, correct and complete list of all pending, registered or issued Patents, Copyrights and Trademarks, which as of the Effective Date are owned by or exclusively licensed to any Credit Party or any of its Subsidiaries or that any Credit Party or any of its Subsidiaries has the right to acquire or license (the “Current Company IP”), including the name/title, current owner, registration or application number, and registration or application date (and such other information as reasonably requested by Lender, if any) is set forth on Schedule 5.5(d) of the Disclosure Letter. Except as set forth on Schedule 5.5(d) of the Disclosure Letter, (i) to the knowledge of such Credit Party or any of its Subsidiaries, each item of Current Company IP which is owned by any Credit Party or any of its Subsidiaries is valid and subsisting and no such Intellectual Property has lapsed, expired, been cancelled or become abandoned and (ii) to the knowledge of such Credit Party or any of its Subsidiaries, each such item of Current Company IP which is licensed by any Credit Party or any of its Subsidiaries from another Person is valid and subsisting and has not been denied, rejected or invalidated, lapsed, expired, been cancelled or become abandoned. There are no published patents, patent applications, articles or prior art references that would reasonably be expected to materially adversely affect the validity or enforceability of any of the Patents within the Current Company IP. Except as set forth on Schedule 5.5(d) of the Disclosure Letter, each Person who has or has had any rights in or to the Current Company IP or any trade secrets of any Credit Party or any of its Subsidiaries, including each inventor named on the Patents within such Current Company IP filed by any Credit Party or any of its Subsidiaries, has executed an agreement assigning his, her or its entire right, title and interest in and to such Current Company IP and such trade secrets, and the inventions, improvements, ideas, discoveries, writings, works of authorship, information and other intellectual property embodied, described and/or claimed therein, to the stated owner thereof and, to the knowledge of such Credit Party or any of its Subsidiaries, no such Person has any contractual or other obligation that would preclude or conflict with such assignment or the exploitation of Product or entitle such Person to ongoing payments.

(e) Except for the Permitted Licenses: (i) each Credit Party or any of its Subsidiaries, as the case may be, possesses sole, exclusive and valid title to the Current Company IP for which it is listed as the owner on Schedule 5.5(d) of the Disclosure Letter; and (ii) there are no Liens on or to any Current Company IP, other than Permitted Liens.

(f) There are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace period for any of the Current Company IP which is owned by or exclusively licensed to any Credit Party or any of its Subsidiaries, as the case may be, nor have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired. To the knowledge of such Credit Party or any of its Subsidiaries, there are no maintenance, annuity or renewal fees that are currently overdue beyond their allotted grace for any of the Current Company IP which is not owned by or exclusively licensed to any Credit Party or any of its Subsidiaries, nor, to the knowledge of such Credit Party or any of its Subsidiaries, have any applications or registrations therefor lapsed or become abandoned, been cancelled or expired.

(g) Schedule 5.5(g) of the Disclosure Letter sets forth a true, correct and complete list of all agreements pursuant to which any Credit Party or any of its Subsidiaries has the legal right to exploit Current Company IP that is owned by another Person for the manufacture, use, sale or supply of Product (the “Current Company IP Agreements”). There are no unpaid fees or royalties under any Current Company IP Agreement that have become due, or are expected to become overdue, as of the Effective Date. Each Current Company IP Agreement is in full force and effect and, to the knowledge of such Credit Party or any of its Subsidiaries, is legal, valid, binding, and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Neither Borrower nor any of its Subsidiaries is in breach of or default under any Current Company IP Agreement to which it is a party and, to the knowledge of such Credit Party or any of its Subsidiaries, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, non-renewal, revision, or amendment of any of the Current Company IP Agreements, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(h) No payments by any Credit Party or any of its Subsidiaries, as the case may be, are due to any other Person in respect of the Current Company IP, other than pursuant to the Current Company IP Agreements and those fees payable to patent offices in connection with the prosecution and maintenance of the Current Company IP and associated attorney fees.

(i) No Credit Party or any of its Subsidiaries has undertaken or omitted to undertake any acts, and, to the knowledge of such Credit Party or any of its Subsidiaries, no circumstance or grounds exist that would invalidate, reduce or eliminate, in whole or in part, (x) the enforceability or scope of any Current Company IP, or (y) in the case of Current Company IP owned or exclusively licensed by any Credit Party or any of its Subsidiaries, as the case may be, other than with respect to Permitted Licenses and except as set forth on Schedule 5.5(i) of the Disclosure Letter, such Credit Party’s or such Subsidiary’s entitlement to exclusively own or license and exploit the Current Company IP.

(j) Except as set forth on Schedule 5.6 of the Disclosure Letter or advised pursuant to Section 6.2(d), there is no pending, decided or settled opposition, interference proceeding, reissue proceeding, reexamination proceeding, inter-partes review proceeding, post-grant review proceeding, cancellation proceeding, injunction, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim, in each case alleged in writing to Borrower or any of its Subsidiaries (collectively referred to hereinafter as “Specified Disputes”), nor, to the knowledge of such Credit Party or any of its Subsidiaries, has any such Specified Dispute been threatened, in each case challenging the legality, validity, enforceability or ownership of any Current Company IP. Except as noted on Schedule 5.5(j) of the Disclosure Letter, to the knowledge of such Credit Party or any of its Subsidiaries, there is no patent or patent application of any third party that could potentially interfere with a Patent within the Current Company IP.

(k) Except as noted on Schedule 5.5(k) of the Disclosure Letter (as updated on the Tranche A Closing Date (if required), the Tranche B Closing Date and from time to time pursuant to Section 6.7(b)), no Credit Party is a party to, nor is it bound by, any Restricted License.

(l) Except as noted on Schedule 5.5(l) of the Disclosure Letter, all Products made, used or sold under the Patents within the Current Company IP have been marked with the proper patent notice.

(m) In each case where a Patent within the Current Company IP is held by any Credit Party and/or its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark

Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(n) There are no pending or, to the knowledge of such Credit Party or any of its Subsidiaries, threatened claims against any Credit Party or any of its Subsidiaries alleging that any of the operation of the business or any activity by any Credit Party or any of its Subsidiaries, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Current Company IP is invalid or unenforceable.

(o) Neither the operation of the business, nor any activity by any Credit Party or any of its Subsidiaries, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP.

(p) Except as noted on Schedule 5.5(p) of the Disclosure Letter, no Credit Party or any of its Subsidiaries has entered into any agreement to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property.

(q) There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict the rights of any Credit Party or any of its Subsidiaries to use any Intellectual Property, (ii) restrict the business of any Credit Party or any of its Subsidiaries, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company IP.

(r) Each Credit Party and each of its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of such Credit Party and its Subsidiaries.

(s) To the knowledge of such Credit Party or any of its Subsidiaries, (i) there is no, nor has there been any, infringement or violation by any Person of any of the Company IP or the rights therein or thereto of any Credit Party or any of its Subsidiaries, and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Company IP or the subject matter thereof.

(t) Each Credit Party and each of its Subsidiaries have taken all reasonable security measures to protect the confidentiality and value of all trade secrets owned by such Credit Party or any of its Subsidiaries or used or held for use by such Credit Party or any of its Subsidiaries in the business of such Credit Party and its Subsidiaries, including requiring each employee and consultant of such Credit Party or any of its Subsidiaries and any other Person with access to such trade secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Lender and, to the knowledge of such Credit Party or any of its Subsidiaries, there has not been any breach by any party to such confidentiality agreements.

(u) Each Product performs in accordance with its documented specifications and as the Credit Parties or their Subsidiaries have warranted to their customers, except to the extent any such failure to so perform could not reasonably be expected to have a Material Adverse Change.

(v) Each Credit Party and each of its Subsidiaries have (i) not collected or used any personally identifiable information from any third parties, and (ii) in connection with any collection or use of personally identifiable information described on Schedule 5.5(v) of the Disclosure Letter, complied with all applicable statutes and regulations in all relevant jurisdictions and its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information collected by such Credit Party and its Subsidiaries or by third parties having authorized access to databases or other records of such Credit Party and its Subsidiaries.

(w) Each Credit Party and each of its Subsidiaries have security measures in place to protect information relating to its customers (“Customer Data”) under its and its service providers’ possession or control from unauthorized access; and each Credit Party, each of its Subsidiaries, and each of its service providers’ hardware, software, encryption, systems, policies and procedures are sufficient to protect the security and confidentiality of all Customer Data. No Credit Party, any of its Subsidiaries, or any of its service providers has suffered any breach in security that has permitted any unauthorized access to Customer Data.

5.6. Adverse Proceedings, etc. Except as set forth on Schedule 5.6 of the Disclosure Letter or advised pursuant to Section 6.2(d), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any of its Subsidiaries (a) is in violation of any Requirement of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.7. Financial Statements; Financial Condition; Books and Records.

(a) All consolidated financial statements of Borrower and each of its Subsidiaries in existence immediately prior to the Effective Date were prepared in conformity with Applicable Accounting Standards (other than any pro forma statements and projections provided to Lender which include adjustments from the Applicable Accounting Standards, such adjusted pro forma statements and projections being calculated by a Responsible Officer of Borrower in good faith, acting prudently based upon reasonable assumptions and in all respect in accordance with Applicable Accounting Standards (except with respect to such adjustments) and being presented to the audit committee of the Board of Directors of Borrower, and are in the same format as presented to the audit committee of the Board of Directors of Borrower) and fairly present in all material respects the consolidated financial condition of Borrower and such Subsidiaries and their consolidated results of operations. Since the date of the most recent financial statements delivered to Lender pursuant to Section 3.1(n), there has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries in existence immediately prior to the Effective Date. Neither Borrower nor any of its Subsidiaries in existence immediately prior to the Effective Date has any contingent liability or liability for Taxes, long term leases (other than long-term leases entered into in the ordinary course of business) or unusual forward or long term commitment that is not reflected in the consolidated financial statements or the notes thereto delivered to Lender pursuant to Section 3.1(n) and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and such Subsidiaries taken as a whole. Since the date of the most recent [audited] financial statements delivered to Lender pursuant to Section 3.1(n), no change in the business, assets, liabilities, financial condition or results of operations of Borrower or any of its Subsidiaries in existence immediately prior to the Effective Date has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Change. The Books of Borrower and each of its Subsidiaries in existence immediately prior to the Effective Date contain full, true and correct entries of all dealings and transactions in relation to its business and activities in conformity with Applicable Accounting Standards and all Requirements of Law.

(b) All statements and certificates of Borrower and each of its Subsidiaries required to be delivered to Lender pursuant to Section 6.2(a) were prepared in conformity with Applicable Accounting Standards (other than any pro forma statements and projections provided to Lender which include adjustments from the Applicable Accounting Standards, such adjusted pro forma statements and projections being in the same format as provided to the audit committee of the Board of Directors) and fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries and their consolidated results of operations. Since the date of the most recent financial statements delivered to Lender pursuant to Section 6.2(a), there has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries. Neither Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term leases (other than long-term leases entered into in the ordinary course of business) or unusual forward or long term commitment that is not reflected in the consolidated financial statements or the notes thereto delivered to Lender pursuant to Section 6.2(a) and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole. Since the date of the most recent audited financial statements submitted to Lender pursuant to Section 6.2(a), no change in the business, assets, liabilities, financial condition or results of operations of Borrower or any of its Subsidiaries has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Change. The Books of Borrower and each of its Subsidiaries contain full, true and correct entries of all dealings and transactions in relation to its business and activities in conformity with Applicable Accounting Standards and all Requirements of Law.

5.8. Solvency. Each Credit Party is Solvent and its Subsidiaries, on a consolidated basis, are Solvent. Without limiting the generality of the foregoing, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of any Credit Party, nor do any circumstances exist which may result in the dissolution or liquidation of any Credit Party (other than in respect of a dissolution or liquidation permitted under Section 7.3). No proposal has been made nor any resolution been adopted by any competent corporate body of any Credit Party for the statutory merger of such Credit Party with any other Person (including for any merger permitted by Section 7.3). None of the Credit Parties has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due, nor (vi) made an offer of settlement, extension or composition to its creditors generally.

5.9. Payment of Taxes. All federal, material state, material provincial and other material Tax returns and reports (or extensions thereof) of each Credit Party and each of its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes reflected therein which are due and payable and all assessments, fees and other governmental charges upon any Credit Party and any of its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except where the validity or amount thereof is being contested in good faith by appropriate proceedings, provided that (a) the applicable Credit Party has set aside on its books adequate reserves therefor in conformity with Applicable Accounting Standards and (b) the failure to pay such Taxes, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. No Credit Party knows of any proposed Tax deficiency or assessment against it or any of its Subsidiaries which is not being actively contested by it or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made or provided therefor.

5.10 Environmental Matters. Neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. Neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to the knowledge of each Credit Party or any of its Subsidiaries, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. To the knowledge of each Credit Party or any of its Subsidiaries, no predecessor of Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and neither Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent. Compliance by Borrower and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

5.11. Material Contracts. Schedule 5.11 of the Disclosure Letter contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date. After giving effect to the consummation of the transactions contemplated by this Agreement, except as described on Schedule 5.11 of the Disclosure Letter, each Material Contract is a valid and binding obligation of the applicable Credit Party or its Subsidiaries and, to the knowledge of each Credit Party or any of its Subsidiaries, each other party thereto, and is in full force and effect, and neither the applicable Credit Party or Subsidiary nor, to the knowledge of each Credit Party or any of its Subsidiaries, any other party thereto is in breach thereof or default thereunder. No Credit Party or any of its

Subsidiaries has received any written notice from any party thereto asserting or, to the knowledge of each Credit Party or any of its Subsidiaries threatening to assert, the cancellation, termination or invalidation of any Material Contract.

5.12. Regulatory Compliance. No Credit Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Credit Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board). Each Credit Party has complied in all material respects with the Federal Fair Labor Standards Act. Each of Borrower and its Subsidiaries and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the IRC and the regulations and published interpretations thereunder, except where such failure to comply could not reasonably be expected to result in any material liability of Borrower or its Subsidiaries or their respective ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Borrower or its Subsidiaries or any of their respective ERISA Affiliates or the imposition of a Lien on any of the property of Borrower or any of its Subsidiaries. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of Borrower or its Subsidiaries or their respective ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Change.

5.13. Margin Stock. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Credit Extensions or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Term Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party or any of its Subsidiaries will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

5.14. Subsidiaries; Investments; Affiliate Transactions. Neither Borrower nor any of its Subsidiaries owns any stock, partnership interest or other equity securities except for Permitted Investments. Set forth on Schedule 5.14 of the Disclosure Letter is a list of all transactions between any Credit Party or any of its Subsidiaries, on the one hand, and any Affiliate of any Credit Party or any owner of ten percent (10%) or more of the Equity Interests of any Credit Party or any of their respective Subsidiaries or any Affiliate of any such Person, on the other hand. Borrower does not own or control, directly or indirectly, any interest in any Person and is not a participant in any joint venture, partnership or similar arrangement.

5.15. Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Change. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the knowledge of any Credit Party or any of its Subsidiaries, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the knowledge of any Credit Party or any of its Subsidiaries, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened involving Borrower or any of its Subsidiaries, and (c) to the knowledge of any Credit Party or any of its Subsidiaries, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the knowledge of any Credit Party or any of its Subsidiaries, no union organization activity that is taking place that, individually or together with any other matter specified in clause (a) or (b) above or this clause (c), could reasonably be expected to result in a Material Adverse Change.

5.16. Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to repay the Indebtedness outstanding under the Existing SVB Credit Agreement and any and all associated costs and expenses and to fund its general business requirements and not for any other purposes, including personal, family, household or agricultural purposes.

5.17. Full Disclosure. No representation or warranty of any Credit Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (to the knowledge of any Credit Party or any of its Subsidiaries, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Party furnishing such materials to be reasonable at the time made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

5.18. Patriot Act. To the extent applicable, Borrower and each of its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.19. Insurance Contracts. Schedule 5.19 of the Disclosure Letter contains a true, correct and complete list of all insurance companies with which any Credit Party or its Subsidiaries has agreed to contracted reimbursement pricing for Product as of the Effective Date.

5.20. Health Care Matters.

(a) Compliance with Health Care Laws. Each Credit Party and each of its Subsidiaries, and each officer, affiliate, and employee acting on behalf of each Credit Party and each of its Subsidiaries is in compliance in all material respects with all Health Care Laws applicable to the applicable Credit Party or Subsidiary, its products and its properties or other assets or its business or operation.

(b) Compliance with FDA Laws (and Foreign Equivalents). Each Credit Party and each of its Subsidiaries are in compliance with all applicable FDA Laws, including those related to the adulteration or misbranding of products within the meaning of Sections 501 and 502 of the Food Drug and Cosmetics Act (“FDCA”), and all applicable statutes, rules, and regulations administered or issued by any foreign Governmental Authority, with respect to its products and otherwise. With respect to each Credit Party and each of its Subsidiaries, (i) none of its products are articles which may not be introduced into interstate commerce pursuant to the requirements of the FDCA (or foreign equivalent), (ii) each of its products have been manufactured in accordance with current FDA Good Manufacturing Practices (or any foreign equivalent), and (iii) all of its products required to be approved or cleared by the FDA pursuant to the FDCA, have been approved or cleared by the FDA pursuant to the FDCA.

(c) Material Statements. None of the Credit Parties or their Subsidiaries nor any officer, affiliate, employee or, to the Knowledge of the applicable Credit Party or Subsidiary, agent of any Credit Party or its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a material violation of any Health Care Law.

(d) Reserved.

(e) Proceedings; Audits. To the Knowledge of the applicable Credit Party or Subsidiary, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority pending or threatened against any Credit Party or any of its Subsidiaries relating to any of the Health Care Laws, FDA Laws or any applicable statutes, rules, or regulations administered or issued by any foreign Governmental Authority.

(f) Prohibited Transactions. None of the Credit Parties or their Subsidiaries, directly or indirectly through any person acting on behalf of any Credit Party or any of its Subsidiaries: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, physician, or contractor, in order to illegally obtain business or payments from such person in material violation of any Health Care Law; (ii) has given or agreed to give, made, or is party to any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, physician, contractor, or any other person in material violation of any Health Care Law; (iii) made or agreed to make, or is party to any agreement to make on behalf of any Credit Party or any of its Subsidiaries, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was a material violation of the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any materially misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is party to any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in material violation of any Health Care Law or that was used or given for any purpose other than that described in the documents supporting such payment. To the Knowledge of any Credit Party or any of its Subsidiaries, no Person has filed or has threatened to file against any Credit Party or any of its Subsidiaries or their Affiliates an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(g) Exclusion. None of the Credit Parties or their Subsidiaries, nor any officer, affiliate, or employee having authority to act on behalf of any Credit Party or any of its Subsidiaries has been, or, to the Knowledge of the applicable Credit Party or Subsidiary, has been threatened to be, (i) excluded from any Governmental Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other Requirement of Law, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other health care program or is listed on the General Services Administration list of excluded parties, nor, to the Knowledge of the applicable Credit Party or Subsidiary, is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a part to any other action by any Governmental Authority that may prohibit the applicable Credit Party or Subsidiary from selling Products or providing services to any governmental or other purchaser pursuant to any Health Care Laws.

(h) HIPAA. Each Credit Party and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws and regulations regarding the privacy and security of health information and electronic transactions, including HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance. To the extent applicable to any Credit Party and for so long as (i) any Credit Party is a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) any Credit Party is a “business associate” as defined in 45 C.F.R. § 160.103, (iii) any Credit Party is subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164, and/or (iv) any Credit Party sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Credit Party has: (i) completed thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of such Credit Party, or any Person acting on behalf of any Credit Party, as the case may be, to the extent these Assessments are appropriate or required for such Credit Party to be in material compliance with HIPAA; (ii) developed a detailed plan and time line for becoming in material compliance with

HIPAA (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary to ensure that such Credit Party is in material compliance with HIPAA.

(i) Corporate Integrity Agreement. None of the Credit Parties or their Subsidiaries or their Affiliates, nor any officer, director, managing employee or, to the Knowledge of the applicable Credit Party or Subsidiary, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any order, individual integrity agreement, or corporate integrity agreement with any Governmental Authority concerning compliance with any laws, rules, or regulations, issued under or in connection with a Governmental Payor Program.

(j) Reserved.

5.21. Regulatory Approvals.

(a) Schedule 5.21 of the Disclosure Letter contains a list of all Product as of the Effective Date. Borrower has previously made available to Lender all Regulatory Approvals, all material correspondence with Regulatory Agencies (including the FDA and any foreign equivalent) with respect to such Regulatory Approvals, and all adverse event reports with respect to Product and all requested documents related to Product, in each case, in the possession and control of Borrower or its Subsidiaries. Borrower has not withheld any document or information with respect to Product that would reasonably be considered to be material to Lender’s decision to provide the financing contemplated by this Agreement.

(b) Each Credit Party and its Subsidiaries, and, to the knowledge of any Credit Party or any of its Subsidiaries, each licensee of a Credit Party or any of its Subsidiaries of any Intellectual Property, are in compliance with, and have complied with, all applicable federal, state, local and foreign laws, rules, and regulations, governing its business, including all regulations promulgated by each applicable Regulatory Agency, the failure of compliance with which could reasonably be expected to result in a Material Adverse Change. No Credit Party or its Subsidiaries has received any written notice from any Regulatory Agency citing action or inaction by any Credit Party or any of its Subsidiaries that would constitute a violation of any applicable federal, state, local and foreign laws, rules, or regulations, which could reasonably be expected to result in a Material Adverse Change.

(c) To the knowledge of any Credit Party or any of its Subsidiaries, the studies, tests and clinical trials conducted relating to Product were conducted in all material respects in accordance with current good clinical practices under FDA (and foreign equivalent) regulations and with other Requirements of Law at the time when conducted; the descriptions of the results of such studies, tests and clinical trials made available to Lender are accurate in all material respects; and no Credit Party or any of its Subsidiaries has received any notices or correspondence from any applicable Regulatory Agency or comparable authority requiring the termination, suspension, material modification or clinical hold of any such studies, tests or clinical trials conducted by or on behalf of a Credit Party or its Subsidiaries, which termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Change.

5.22. Supply and Manufacturing.

(a) To the knowledge of Borrower or any of its Subsidiaries, the testing, manufacturing, production, storage, packaging, labeling and release to the market of each Product has at all times been (i) in compliance in all respects with the final release quality specifications in effect for such Product and (ii) in compliance in all material respects with Requirement of Law. Except as set forth on Schedule 5.22(a) of the Disclosure Letter, to the knowledge of Borrower or any of its Subsidiaries, no manufacturer of Product has received in the past five (5) years a Form 483 or is currently subject to a Form 483 impacting any Product with respect to any facility manufacturing Product and that, with respect to each such Form 483, all scientific and technical violations or other issues relating to good manufacturing practice requirements documented therein, and any disputes regarding any such violations or issues, have been corrected or otherwise resolved. To the knowledge of Borrower, each Product has at all times been manufactured in sufficient quantities and of a sufficient quality to satisfy demand of such Product, without the occurrence of any event causing inventory of such Product to have become exhausted prior to satisfying such demand or any other event in which the manufacture and release to the market of such Product does not satisfy the sales demand for such Product.

(b) As of the Effective Date, Schedule 5.22(b) of the Disclosure Letter contains a true, correct and complete list of all manufacturing and supply agreements entered into by any Credit Party or any of its Subsidiaries with third parties for the supply of Product and the active pharmaceutical ingredient incorporated therein in effect as of the Effective Date (the “Manufacturing Agreements”). Borrower has delivered or made available to Lender true, correct and complete copies of each Manufacturing Agreement. After giving effect to consummation of the transactions contemplated by this Agreement, except as described on Schedule 5.22(b) of the Disclosure Letter, each Manufacturing Agreement is a valid and binding obligation of the applicable Credit Party or its Subsidiaries and is in full force and effect, and to the knowledge of each Credit Party or any of its Subsidiaries, is a valid and binding obligations of any other party thereto, and neither the applicable Credit Party or its Subsidiaries or, to the knowledge of each Credit Party or any of its Subsidiaries, any other party thereto is in breach thereof or default thereunder. No Credit Party or any of its Subsidiaries has received any notice from any party thereto, oral or written, regarding (i) the cancellation, termination or invalidation of any such Manufacturing Agreement or (ii) any indication by or intent or threat of, such party, oral or written, to reduce or cease the supply of Product and/or the active pharmaceutical ingredient incorporated therein through fiscal year 2021.

5.23. Additional Representations and Warranties.

(a) Except as set forth on Schedule 5.23(a) of the Disclosure Letter, after giving effect to consummation of the transactions contemplated by this Agreement, there is no Subordinated Debt.

(b) There are no Hedging Agreements.

(c) As of the Effective Date, except as set forth on Schedule 5.23(c) of the Disclosure Letter, there is no registration rights agreement, investors’ rights agreement or other similar agreement relating to, governing or otherwise affecting the ownership of the capital stock or other equity ownership interests of any Credit Party.

(d) Since December 31, 2014, there shall not have occurred or failed to occur any change or event that has had or could reasonably be expected to have, either alone or in conjunction with any other change(s), event(s) or failure(s), a Material Adverse Change.

(e) No Default exists hereunder.

6.	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), each Credit Party shall, and shall cause each of its Subsidiaries to:

6.1. Government Compliance. Except as permitted in Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Change. Each Credit Party shall (i) comply, and cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority to which it is subject, noncompliance with which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change, (ii) assure that each of its employees has all required licenses, credentials, approvals and other certifications to perform his or her duties and (iii) obtain, and take all necessary action to timely renew, all material permits, licenses and authorizations which are necessary in the proper conduct of its business.

6.2. Financial Statements, Reports, Certificates. Deliver to Lender:

(a) Financial Statements; Compliance Certificate; Liquidity.

(i) Reserved.

(ii) Quarterly Compliance Certificate. As soon as available, but in no event later than forty-five (45) days after the last day of each fiscal quarter, commencing with the fiscal quarter ending

September 30, 2015, a duly completed Compliance Certificate signed by a Responsible Officer, among other things (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the case of any such quarterly Compliance Certificate setting forth computations in reasonable detail satisfactory to Lender, acting reasonably, demonstrating compliance with the covenants contained in Section 6.12 and Section 7.18;

(iii) Quarterly Consolidated Financial Statements. So long as Borrower is not a Public Reporting Company, as soon as available, but in no event later than forty-five (45) days after the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2015, quarterly unaudited consolidated financial statements of Borrower and its Subsidiaries, including a consolidated balance sheet and a consolidated statement of income for such quarter and for the period from the beginning of such year to the end of such quarter, and a consolidated statement of cash flows for the period from the beginning of such year to the end of such quarter, together with a comparison against the corresponding period in the prior fiscal year and the annual fiscal budget as well as other operating reports as may be reasonably requested by Lender, in each case, certified by a Responsible Officer and in a form reasonably acceptable to Lender;

(iv) SEC Statements. After Borrower becomes a Public Reporting Company, within five (5) days of filing, access (via posting and/or links on Borrower’s web site) to all reports on Form 10-K and Form 10-Q filed with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange; and within 5 days of filing, provide access (via posting and/or links of Borrower’s web site) to all reports on Form 8-K filed with the SEC, and copies of (or access to, via posting and/or links on Borrower’s web site) all other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any of the functions of the SEC or with any national securities exchange; and

(v) Liquidity. As soon as available, but in no event later than two (2) Business Days after the last day of each fiscal quarter, commencing with the first fiscal quarter ending September 30, 2015, the consolidated Liquidity of the Credit Parties. If at any time from and after the Effective Date (irrespective of whether it is the last day of a fiscal quarter or otherwise), the consolidated Liquidity of the Credit Parties is less than $5,000,000, the Credit Parties shall deliver to Lender written notice thereof in accordance with Section 11 hereof as promptly as practicable following knowledge of any Credit Party or any of its Subsidiaries thereof.

(b) Aged Listings. So long as Borrower is not a Public Reporting Company, within thirty (30) days after the end of each fiscal quarter, or more often as may be requested by Lender, aged listings of accounts receivable and accounts payable (by invoice date);

(c) Other Statements. So long as Borrower is not a Public Reporting Company, true, correct and complete copies of all statements, reports and notices made available to Borrower’s security holders, to SVB pursuant to the terms and conditions of the SVB Credit Agreement or to any holders of Subordinated Debt, in each case, within five (5) days of delivery to any such Persons;

(d) Legal Action Notice. A prompt report of any legal action, litigation, investigation or proceeding pending or, in each case, threatened in writing against any Credit Party or any Subsidiary, or any material development in any such legal action, litigation, investigation or proceeding (x) that could result in damages or costs to such Credit Party or such Subsidiary in an amount in excess of $250,000, individually, or $500,000, in the aggregate, when aggregated with all pending or threatened (in writing) legal actions against all Credit Parties and their respective Subsidiaries or (y) which alleges potential violations of the Health Care Laws, the FDA Laws or any applicable statutes, rules, regulations, standards, guidelines, policies and order administered or issued by any foreign Governmental Authority, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change;

(e) Consolidated Plan and Financial Forecast. No later than the last Business Day of February of each fiscal year of Borrower, a consolidated plan and financial forecast through such fiscal year, including a forecasted consolidated balance sheet, statements of income and cash flows and an explanation of the assumptions on which such forecasts are based and demonstrating projected compliance with financial covenants, and any amendment to any plan approved by the Board of Directors of Borrower, whether quarterly forecasts or otherwise; and

(f) Other Financial Information. Other financial information reasonably requested by Lender, including a report of the results of any daily test of the consolidated Liquidity of the Credit Parties in accordance with Section 6.12 to Lender and copies of the federal income Tax returns of Borrower, as promptly as practicable after Lender’s request therefor.

(g) Notice of Defaults, Events of Default and Material Adverse Change. Written notice in accordance with Section 11 hereof as promptly as practicable (and in any event within five (5) Business Days) after a Responsible Officer of Borrower or any of its Subsidiaries shall have obtained knowledge thereof, of any Default or Event of Default or of any event or circumstance that would render the representations and warranties in Section 5.23(d) or in the penultimate sentence of Section 5.7(a) or Section 5.7(b) untrue if made at such time.

(h) Intellectual Property; Regulatory. Written notice in accordance with Section 11 hereof as promptly as practicable (and in any event no later than five (5) Business Days) after a Responsible Officer of Borrower or any of its Subsidiaries shall have obtained knowledge of any of the following:

(i) any material breach or default by Borrower or any of its Subsidiaries of any covenant, agreement or other provision of this Agreement or any other Loan Document, any Current Company IP Agreement or any Material Contract;

(ii) any license to a third party of any rights to develop, manufacture, use or sell Product anywhere in the world;

(iii) any material breach or default by a third party under any of the Current Company IP Agreements or any Material Contract, or the termination of any Current Company IP Agreement or Material Contract (irrespective of whether pursuant to the terms thereof);

(iv) the commencement of any action or proceeding against Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Change, or which challenges the validity of any claim in any Patent within the Company IP utilized in connection with any Product that could reasonably be expected to materially and adversely affect the exploitation of (including the ability to own or license) such Product by Borrower or any of its Subsidiaries;

(v) any notice that the FDA (or foreign equivalent) or other Regulatory Agency is limiting, suspending or revoking any Regulatory Approval, changing the market classification or labeling of or otherwise materially restricting manufacture or sale of any Product, or considering any of the foregoing;

(vi) Borrower or any of its Subsidiaries, becoming subject to any administrative or regulatory enforcement action, inspection, inspectional observation, warning letter, or notice of violation letter from the FDA (or foreign equivalent) or other Regulatory Agency, or any Product of Borrower or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against Borrower or any of its Subsidiaries; and

(vii) the occurrence of any event (including the occurrence of a manufacturing disruption) with respect to any Product, or component of such Product, which could reasonably be expected to result in a Material Adverse Change.

(i) Governmental Recommendations. Within five (5) Business Days of receipt thereof, copies of any written recommendation from any Governmental Authority or other regulatory body that Borrower or any of its Subsidiaries should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any material way, or any penalties or sanctions imposed.

6.3. Inventory; Returns; Maintenance of Properties. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Each Credit Party must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than $500,000, individually, or more than $1,000,000, in the aggregate, when aggregated with any and all other returns, recoveries, disputes and claims. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material tangible properties used or useful in its respective business, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. To the knowledge of Borrower or any of its Subsidiaries, from and after the Effective Date through fiscal year 2021, each Product will be manufactured in sufficient quantities and of a sufficient quality to satisfy the annual sales plan (including, to the extent contained therein, the Sales Plan) for such Product for each such fiscal year (as reasonably determined by a Responsible Officer of Borrower in good faith and based upon reasonable assumptions).

6.4. Taxes; Pensions. Borrower shall timely file, and require each of its Subsidiaries to timely file, all required income and other material Tax returns and reports or extensions therefor and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrue thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (a) such Tax or claim does not exceed $500,000 individually, or more than $1,000,000 in the aggregate when aggregated with all other such Taxes or claims, or (b) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with Applicable Accounting Standards shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrower or any of its Subsidiaries).

6.5. Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. To the extent available, all property policies of the Credit Parties shall have a loss payable endorsement showing Lender as loss payee and waive subrogation against Lender and shall provide that the insurer endeavor to give Lender at least twenty (20) days’ notice before canceling or declining to renew its policy (or ten (10) days’ notice in the case of the failure to pay any premiums thereunder). At the reasonable request of Lender, each Credit Party shall deliver certified copies of policies and evidence of all premium payments. All liability policies of the Credit Parties shall show, or have endorsements showing, Lender as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Lender at least twenty (20) days’ notice before canceling or declining to renew its policy (or ten (10) days’ notice in the case of the failure to pay any premiums thereunder). If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Lender deems prudent. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that there has been obtained insurance as required in this Section 6.5.

6.6. Operating Accounts. In the case of any Credit Party, not establish any new Collateral Account at or with any bank or financial institution unless contemporaneously with such establishment, such account is subject to a Control Agreement that is reasonably acceptable to Lender. For each Collateral Account that each Credit Party at any time maintains, such Credit Party shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Lender. The provisions of the previous two (2) sentences shall not apply to deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, zero balance accounts, other accounts, amounts on deposit in which do not at any time exceed $2,000,000 on an aggregate basis, accounts used exclusively for escrow, customs, insurance or fiduciary purposes or compliance with any Requirement of Law to the extent such Requirement of Law prohibits the granting of a Lien thereon and, in each case, identified to Lender by such Credit Party as such. Notwithstanding the foregoing, the Credit Parties shall have until the date that is ninety (90) days following the closing date of a Permitted Acquisition or other Investment permitted hereunder to comply with the provisions of this Section 6.6 with regard to accounts of the Credit Parties acquired in connection with such Permitted Acquisition or other Investment.

6.7. Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of the Company IP material to its business; (ii) maintain the confidential nature of any material trade secrets and trade secret rights; (iii) promptly advise Lender in writing of material infringements, misappropriations or violations of Intellectual Property owned by any Credit Party or its Subsidiaries; and (iv) not allow any Company IP material to its business to be abandoned, forfeited or dedicated to the public or material Current Company IP Agreement to be terminated by the Credit Party or its Subsidiary, as applicable, without Lender’s prior written consent; provided, however, that with respect to Company IP that is not owned by any Credit Party or its Subsidiaries, the Credit Parties’ obligations in clauses (i) and (iv) shall apply only to the extent any Credit Party or its Subsidiaries have the right to take such actions or to cause any licensee or other third party to take such actions pursuant to applicable agreements or contractual rights.

(b) Provide written notice to Lender in accordance with Section 11 hereof within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Each Credit Party shall take such commercially reasonable steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to, without giving effect to Section 9-408 of the Code, be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.

(c) Borrower shall, and shall cause each of its Subsidiaries, as applicable, to: (i) use commercially reasonable efforts, at its sole expense, either directly or, indirectly with respect to any licensee or licensor under the terms of Borrower’s (or its Subsidiaries’) agreement with the respective licensee or licensor, as applicable, to take any and all actions (including taking legal action to specifically enforce the applicable terms of any license agreement) and prepare, execute, deliver and file agreements, documents or instruments which are necessary or desirable to (A) prosecute and maintain the Company IP material to its business and (B) diligently defend or assert the Company IP against material infringement, misappropriation, violation or interference by any other Persons, and in the case of Copyrights, Trademarks and Patents within the Company IP against any claims of invalidity or unenforceability (including by bringing any legal action for infringement, dilution, violation or defending any counterclaim of invalidity or action of a non-Affiliate third party for declaratory judgment of non-infringement or non-interference); (ii) keep Lender informed of all of such actions and provide Lender with the opportunity to meaningfully consult with Borrower with respect to the direction thereof and Borrower shall consider all of Lender’s comments in good faith; provided that such obligations shall be subject to any confidentiality obligations of any Credit Party or any protective order binding upon any Credit Party; provided, further that no Credit Party shall be obligated to comply with this clause (ii) to the extent compliance would waive attorney-client privilege; and (iii) not, and shall use commercially reasonable efforts to cause any licensee or licensor of the Company IP, as applicable, not to, disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of the Company IP; in each case, only if such disclaimer or abandonment could reasonably be expected to have a Material Adverse Change.

6.8. Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, each Credit Party and its officers, employees and agents and such Credit Party’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to such Credit Party.

6.9. Access to Collateral; Books and Records; Audits . Allow Lender, or its agents, at reasonable times during normal business hours and upon reasonable advance notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Credit Party’s Books. The foregoing inspections and audits shall be at the relevant Credit Party’s expense; provided that the Credit Parties shall not be responsible for expenses exceeding $10,000, unless an Event of Default has occurred and is continuing. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing or such audit reveals the occurrence of an Event of Default.

6.10. Lender Meetings. Upon the request of Lender, participate in a meeting with Lender once during each fiscal year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Lender) at such time as may be agreed to by Borrower and Lender.

6.11. Environmental.

(a) Environmental Disclosure. Deliver to Lender:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any material Environmental Claims;

(ii) promptly upon a Responsible Officer of any Credit Party or any of its Subsidiaries obtaining knowledge of the occurrence thereof, written notice in accordance with Section 11 hereof describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by any Credit Party or any other Person in response to (A) any Hazardous Materials Activities, the existence of which, individually or in the aggregate, has a reasonable possibility of resulting in one or more Environmental Claims resulting in a Material Adverse Change, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Change, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Change, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Change;

(iv) prompt written notice in accordance with Section 11 hereof describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in a Material Adverse Change or (B) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Approvals required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that, individually or together with any other such proposed actions, could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Lender in relation to any matters disclosed pursuant to this Section 6.11(a).

Each Credit Party shall, and shall cause each of its Subsidiaries to, promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (ii) make an appropriate response to any Environmental Claim against Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

6.12. Minimum Liquidity. At any and all times from and after the Effective Date, after giving effect to the transactions contemplated hereunder and without violating any other term or provision of this Agreement, the Credit Parties shall have consolidated Liquidity, tested as of the end of each Business Day, of not less than $5,000,000; provided, however, that the Credit Parties shall not be in breach of this Section 6.12 if Liquidity is less than $5,000,000 at the end of any Business Day if, and only if, Liquidity is at least $5,000,000 at the end of the fourth Business Day after such Business Day. Subject to Section 6.2(g), the Credit Parties shall report the results of such tests to Lender pursuant to and in accordance with Section 6.2(a)(v). For the avoidance of doubt, no Credit Party shall be required to maintain a restricted account for purposes of complying with this Section 6.12.

6.13. Further Assurances. At any time or from time to time upon the reasonable request of Lender, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effectuate the transactions contemplated by the Loan Documents.

6.14. Additional Collateral; Guarantors. Without limiting the generality of Section 6.13 and except as otherwise approved in writing by Lender, the Credit Parties shall cause each of their respective Subsidiaries (other than Excluded Subsidiaries and other than any Domestic Subsidiary that is a CFC Holding Company) to, in each case, guarantee the Obligations and to cause each such Domestic Subsidiary to grant to Lender a first priority security interest in and Lien upon, and pledge to Lender, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, all of such Domestic Subsidiary’s property and assets constituting Collateral to secure such guaranty. Furthermore and except as otherwise approved in writing by Lender, each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than any Domestic Subsidiary that is an Excluded Subsidiary and other than any Domestic Subsidiary that is a CFC Holding Company) to (A) grant Lender a first priority security interest in and Lien upon, and pledge to Lender, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, all of the Equity Interests (other than Excluded Equity Interests) of each of its Domestic Subsidiaries (other than any Domestic Subsidiary that is an Excluded Subsidiary and other than any Domestic Subsidiary that is a CFC Holding Company) and to (B) grant Lender a first priority security interest in and Lien upon, and pledge sixty-five percent (65%) of the outstanding voting Equity Interests (other than Excluded Equity Interests) in each Foreign Subsidiary and CFC Holding Company directly owned by such Domestic Subsidiary; provided, that in the event any non-voting Equity Interests of a Foreign Subsidiary or CFC Holding Company directly-owned by a Domestic Subsidiary are issued, the Credit Parties hereby agree that, immediately and automatically upon any such issuance, the Credit Parties shall be deemed to have granted to Lender a first priority security interest in and Lien upon, and pledged to Lender, subject to Permitted Liens, the limitations set forth herein and the limitations set forth in the other Loan Documents, one-hundred percent (100%) of such issued and outstanding non-voting Equity Interests (other than Excluded Equity Interests) in each of such Foreign Subsidiaries and CFC Holding Companies. In connection with each pledge of Equity Interests required under the Loan Documents, the Credit Parties shall deliver, or cause to be delivered, to Lender, stock powers and/or assignments, as applicable, duly executed in blank, in each case reasonably satisfactory to Lender. In the event any Credit Party acquires any fee title to real estate with a fair market value in excess of $500,000, unless otherwise agreed by Lender, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Lender, (v) within sixty (60) days after such acquisition, an appraisal complying with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, (w) within forty-five (45) days after receipt of notice from Lender that such real estate is located in a Special Flood Hazard Area, Federal Flood Insurance, (x) within sixty (60) days after such acquisition, a fully executed Mortgage, in form and substance reasonably satisfactory to Lender, together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Lender, in form and substance (including any endorsements) and in an amount reasonably satisfactory to Lender insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens (other than Permitted Liens), (y) simultaneously with such acquisition, then-current A.L.T.A. surveys, certified to Lender by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) within sixty (60) days after such acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to Lender, in form and substance satisfactory to Lender. Notwithstanding anything herein to the contrary, if any Subsidiary at any time becomes a co-borrower under the SVB Credit Agreement, Borrower and Lender hereby agree that such Subsidiary shall be a Guarantor and a Credit Party for all purposes hereunder as of the date of such co-borrowing, and, for the avoidance of doubt, the provisions of this Agreement, including this Section 6.14 and Section 6.15, and the other Loan Documents relating to Guarantors or Credit Parties shall apply to such Subsidiary.

6.15. Formation or Acquisition of, Certain Co-Borrowing by, Subsidiaries. If Borrower or any of its Subsidiaries at any time after the Effective Date forms or acquires a Subsidiary or if any Subsidiary at any time becomes a co-borrower under the SVB Credit Agreement, concurrently therewith, Borrower will notify Lender in writing regarding such formation or acquisition or co-borrowing and, as promptly as practicable by in no event later than thirty (30) days after such formation or acquisition or co-borrowing: (a) if such Subsidiary qualifies as a Credit Party hereunder, Borrower will cause such Subsidiary to execute and deliver to Lender a joinder to this Agreement, the Security Agreement and, if applicable, the IP Agreements and any other relevant Collateral Document; (b) without limiting clause (a) above, such Subsidiary will, and Borrower will cause such Subsidiary to, satisfy all conditions and requirements contained in this Agreement (including Section 6.14) and each other Loan Document (including the Security Agreement) if and to the extent applicable to such Subsidiary; (c) Borrower will deliver a certificate executed by a Responsible Officer of Borrower and such Subsidiary that all such conditions and requirements have been satisfied (such certificate to be in form and substance reasonably satisfactory to Lender); (d) Borrower will deliver to Lender (i) true, correct and complete copies of the Operating Documents of such Subsidiary, (ii) a Secretary’s Certificate, certifying that the copies of such Operating Documents are true, correct and complete (such Secretary’s Certificate to be in form and substance reasonably satisfactory to Lender) and (iii) a good standing certificate (or equivalent certification if available in the case of a Subsidiary that is incorporated or organized under the laws of a jurisdiction other than the United States) for such Subsidiary certified by the Secretary of State (or the equivalent thereof) of its jurisdiction of organization; and (e) Borrower will deliver to Lender a Perfection Certificate, updated to reflect the formation or acquisition or co-borrowing of such Subsidiary. Borrower and Lender hereby agree that any such Subsidiary that qualifies as a Credit Party hereunder shall constitute a Credit Party for all purposes hereunder as of the date of the formation or acquisition of, or co-borrowing by, such Subsidiary. Any document, agreement or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16. Post-Closing Requirements. Borrower will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 6.16 of the Disclosure Letter within the time period prescribed therefor on such schedule, which shall include, among other things, delivery to Lender of true, correct and complete copies of each Control Agreement required by Lender hereunder and executed and delivered by each applicable Credit Party (which shall be in form and substance reasonably satisfactory to Lender). All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to take the actions set forth on Schedule 6.16 of the Disclosure Letter within the time periods set forth therein, rather than elsewhere provided in the Loan Documents).

7.	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

7.1. Dispositions. Convey, sell, lease, transfer, assign, exclusively license out, non-exclusively license out, agree to any covenant not to sue, enter into a co-existence agreement or otherwise dispose of (including any sale-leaseback), directly or indirectly and whether in one or a series of transactions, all or any part of its property or assets (collectively, “Transfer”), except:

(a) Transfers of Inventory (including Transfers of ambulatory cardiac monitors or other medical devices distributed to customers) in the ordinary course of business;

(b) Transfers of surplus, damaged, worn out or obsolete Equipment that is, in the reasonable judgment of Borrower exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business and Transfers of other property or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such property or assets or for the exercise of any right of eminent domain;

(c) Permitted Licenses;

(d) Transfers made in connection with Permitted Liens and Permitted Investments and Transfers permitted by Sections 7.3, 7.6(b), 7.8, 7.9 and 7.10;

(e) Transfers consisting of licenses or covenants not to sue made in connection with the settlement of the litigation matters described on Schedule 5.6 of the Disclosure Letter or about which Lender receives notice pursuant to Section 6.2(d), in respect of any of which, Lender has given its prior written consent;

(f) Transfers of cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(g) Reserved;

(h) Transfers between or among Credit Parties (including any CFC Holding Company directly owned by a Credit Party) and Transfers between or among non-Credit Parties;

(i) the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Credit Party;

(j) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(k) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of Borrower and its Subsidiaries that Borrower reasonably determines in good faith is no longer economically practicable to maintain or useful in the ordinary course of business and that is not adverse to the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Document in any material respect;

(l) other Transfers made in the ordinary course of business on commercially reasonable arm’s length terms;

(m) other Transfers in which such Credit Party will receive cash proceeds in an amount equal to no less than seventy-five percent (75%) of all Transfer consideration (fixed or contingent) paid or payable to such Credit Party, but only so long as the net cash proceeds of such Transfer are utilized to repay or prepay Indebtedness to Lender under this Agreement and the other Loan Documents; and

(n) Transfers that are not otherwise permitted under this Section 7.1, in an amount not to exceed $250,000 (or $2,000,000 after a Qualified IPO) in the aggregate in any fiscal year of Borrower (collectively, “Permitted Transfers”).

Except as otherwise permitted under this Agreement, no Transfer of all or any part of the property or assets of any Credit Party to a Subsidiary of Borrower that is not a Credit Party shall constitute a Permitted Transfer without the prior written consent of Lender.

7.2. Changes in Business, Management or Business Locations. (a) (i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by it and such Subsidiary, as applicable, or that are reasonably similar, related, complementary, ancillary or incidental thereto or (ii) have a change in chief executive officer or chief financial officer and a replacement satisfactory to such Credit Party’s Board of Directors is not made within ninety (90) days after such individual’s departure.

(b) Each Credit Party shall not, and shall not permit any of its Subsidiaries to, without at least thirty (30) days prior written notice to Lender in accordance with Section 11 hereof: (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization.

(c) If any Credit Party intends to deliver any portion of the Collateral to one or more bailees or leased locations and the aggregate value of such portion of Collateral is in excess of $3,000,000 (as reasonably determined by a Responsible Officer of Borrower in good faith and based upon reasonable assumptions), and:

(i) Lender and such bailee(s) are not already parties to a bailee agreement governing both the Collateral and the location(s) to which such Credit Party intends to deliver the Collateral, then such Credit Party will first receive the written consent of Lender, and such Credit Party shall use commercially reasonable efforts to cause such bailee(s) to execute and deliver to Lender a bailee agreement in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, no such consent or bailee agreement shall be required in connection with the distribution of Borrower’s ambulatory cardiac monitors or other medical devices to customers in the ordinary course of business; and

(ii) Lender has not already received a landlord’s consent in favor of Lender for such leased location(s) duly executed by the respective landlord(s) thereof (which consent includes an agreement by such landlord(s) to permit reasonable access to such leased premises by Lender or its agents upon an Event of Default for purposes of removal of any and all Collateral, if such leased premises is a warehouse, distribution center or other location at which such Collateral is located), then such Credit Party will first receive the written consent of Lender, and such Credit Party shall use commercially reasonable efforts to cause such landlord(s) to execute and deliver to Lender a landlord’s consent in favor of Lender for such leased locations duly executed by the respective landlord(s) thereof (which consent includes an agreement by such landlord(s) to permit reasonable access to such leased premises by Lender or its agents upon an Event of Default for purposes of removal of any and all Collateral, if such leased premises is a warehouse, distribution center or other location at which such Collateral is located).

7.3. Mergers, Acquisitions, Liquidations or Dissolutions.

(a) Merge, consolidate, liquidate or dissolve, or permit any of its Subsidiaries to merge, consolidate, liquidate or dissolve with or into any other Person, except that:

(i) any Subsidiary of Borrower that is a Credit Party may merge or consolidate with Borrower or any other Subsidiary of Borrower that is a Credit Party, provided that Borrower or such other Credit Party is the surviving entity,

(ii) any Subsidiary of Borrower that is not a Credit Party may merge or consolidate with another Subsidiary of Borrower that is not a Credit Party,

(iii) any Subsidiary of Borrower that is not a Credit Party may merge or consolidate with a Credit Party, provided that such Credit Party is the surviving entity;

(iv) any Subsidiary of Borrower may be dissolved or liquidated, provided that the property and assets of such Subsidiary are distributed to a Credit Party; and

(v) any Investment permitted by Section 7.8 may be structured as a merger or consolidation; or

(b) make, or permit any of its Subsidiaries to make, Acquisitions outside the ordinary course of business, including any purchase of the assets of any division or line of business of any other Person, other than Permitted Acquisitions or Permitted Investments.

7.4. Indebtedness. Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than Permitted Indebtedness.

7.5. Encumbrance. Except for Permitted Liens, create, incur, allow, or suffer to exist any Lien on any of its property or assets, or assign or convey any right to receive income, including the sale of any Accounts, or permit any Collateral not to be subject to the first priority security interest granted in the Loan Documents or otherwise pursuant to the Collateral Documents.

7.6. No Further Negative Pledges; Negative Pledge.

(a) Except with respect to (i) specific property encumbered by Permitted Liens to secure payment of Permitted Indebtedness, (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business, provided, however, that (x) such Credit Party shall use commercially reasonable efforts to limit any such restrictions to the extent it is a licensee and (y) such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be, and (iii) Permitted Licenses, no Credit Party nor any of its Subsidiaries shall enter into any agreement, document or instrument directly or indirectly prohibiting (or having the effect of prohibiting) the assignment, mortgage, pledge, grant of a security interest or Lien in or upon any of its property or assets constituting Collateral in favor of Lender, whether now owned or hereafter acquired, except in favor of Lender pursuant to the Loan Documents.

(b) Each Credit Party will not, and will not permit any of its Subsidiaries to, sell, assign, transfer, exchange or otherwise dispose of, or create, incur, allow or suffer to exist any Lien on, any Equity Interests constituting Collateral issued by any Subsidiary which are owned or otherwise held by such Credit Party or any Subsidiary thereof, except for any Lien or claim in favor of Lender, any Permitted Lien and sales, assignments, transfers, exchanges or other dispositions to qualify directors if required by Requirement of Law or otherwise permitted under this Agreement; provided that, in the case of sales, assignments, transfers, exchanges or other dispositions to qualify directors as required by Requirement of Law, such sale, assignment, transfer, exchange or other disposition shall be for the minimum number of Equity Interests as are necessary for such qualification under Requirement of Law.

7.7. Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.8. Distributions; Investments. (a) Pay any dividends or make any distribution or payment on or redeem, retire or purchase any capital stock, except that:

(i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof;

(ii) Borrower may pay dividends solely in non-cash pay and non-redeemable capital stock (including, for the avoidance of doubt, dividends and distributions payable solely in Equity Interests);

(iii) Borrower may redeem or repurchase from officers, employees, directors and consultants Equity Interests so long as (A) an Event of Default does not exist at the time of such redemption or repurchase and would not exist after giving effect to such redemption or repurchase and (B) the amount paid for all such redemptions and repurchases shall not exceed $150,000 in the aggregate, in any fiscal year of Borrower;

(iv) repurchases or other acquisitions of Equity Interests deemed to occur upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Equity Interests if such Equity Interests represent a portion of the exercise price thereof or conversion price thereof;

(v) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any such Person in an aggregate amount not to exceed $50,000 (or $100,000 after a Qualified IPO);

(vi) in connection with any Permitted Acquisition by Borrower or any of its Subsidiaries (x) the receipt or acceptance of the return to Borrower or any of its Subsidiaries of Equity Interests of Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims, or as a result of a purchase price adjustment (including earn outs or similar obligations) and (y) payments or distributions to equity holders pursuant to appraisal rights required under Requirement of Law;

(vii) the distribution of rights pursuant to any shareholder rights plan or the redemption of such rights for nominal consideration in accordance with the terms of any shareholder rights plan; and

(viii) other dividends, distributions and payments in an aggregate amount not to exceed $250,000 (or $500,000 after a Qualified IPO); or

(b) directly or indirectly (including by the formation of any Subsidiary) make any Investment other than Permitted Investments.

Notwithstanding the foregoing, (i) Subsidiaries shall be permitted to pay dividends or make distributions to Credit Parties, and (ii) Subsidiaries that are not Credit Parties shall be permitted to pay dividends or make distributions to other Subsidiaries that are not Credit Parties.

7.9. Restrictions on Subsidiary Distributions. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower, other than:

(i) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(ii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement that imposes restrictions on such Equity Interests or assets;

(iii) restrictions or encumbrances that exist under or by reason of Requirement of Law;

(iv) restrictions or encumbrances in effect on the Effective Date under Indebtedness existing on the Effective Date and set forth on Schedule 14.1 of the Disclosure Letter;

(v) restrictions or encumbrances imposed by any document, agreement or instrument governing or relating to any Permitted Lien if and to the extent such restrictions or encumbrances relate only to the property or assets subject to such Permitted Lien;

(vi) customary net worth provisions contained in real property leases;

(vii) restrictions or encumbrances on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(viii) restrictions or encumbrances in any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(ix) any restrictions or encumbrances existing under the Loan Documents;

(x) any restrictions or encumbrances existing under the AR Credit Lines;

(xi) restrictions or encumbrances imposed by any document, agreement or instrument governing or relating to Indebtedness not prohibited under this Agreement or any other Loan Document to the extent each such restriction or encumbrance is not materially more restrictive than any restriction contained herein (as determined in good faith by Borrower);

(xii) restrictions contained in purchase agreements and acquisition agreements (including by way of merger, acquisition or consolidation) relating to any transaction not otherwise prohibited by this Agreement or any other Loan Document; or

(xiii) any restrictions or encumbrances of the type referred to in clauses (a) through (d) above imposed by any amendments, modifications, restatement, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (i) through (xii) above.

7.10. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Credit Party or any owner of twenty percent (20%) or more of the Equity Interests of any Credit Party or any of its Subsidiaries, except for:

(a) transactions that are in the ordinary course of such Credit Party’s business, upon fair and reasonable terms that are no less favorable to such Credit Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person;

(b) any transaction between and among any Credit Party and its Subsidiaries not otherwise prohibited by this Agreement or any other Loan Document;

(c) reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) arrangements for members of the Board of Directors (or similar governing body) in the ordinary course of business;

(d) reasonable compensation (including fees, benefits, severance, change of control payments and incentive arrangements) arrangements for officers, employees, consultants and agents of Borrower and its Subsidiaries entered into in the ordinary course of business;

(e) Investments permitted under clauses (e), (f) or (g) of the definition of Permitted Investments;

(f) Investments in Borrower comprised of the proceeds of equity financings and the granting of registration and other customary rights in connection therewith, any contribution to the Equity Interests of Borrower or any Subsidiary and unsecured debt financings from Borrower’s shareholders, so long as any and all such Indebtedness is Subordinated Debt and does not violate Section 7.5;

(g) transactions pursuant to an agreement in existence at the time the applicable Credit Party or Subsidiary that is a party to such transaction is acquired pursuant to a Permitted Acquisition or similar Investment permitted by Section 7.8;

(h) any transaction in connection with agreements existing on the Effective Date and set forth on Schedule 5.14 to the Disclosure Letter; and

(i) any distribution permitted by Section 7.8.

7.11. Subordinated Debt (a) Make or permit any payment on any Subordinated Debt, except (i) under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject and (ii) refinancings of any Subordinated Debt with any Indebtedness permitted to be incurred under Section 7.4 or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or adversely affect the subordination thereof to Obligations owed to Lender.

7.12. Amendments or Waivers of Organizational Documents. Amend, restate, supplement or otherwise modify, or waive, any provision of its Operating Documents in a manner that would adversely affect its ability to perform its obligations under the Loan Documents or adversely affect the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Document. Notwithstanding the foregoing, Borrower may amend its Organizational Documents in any manner necessary to effect a Qualified IPO so long as (i) there shall not have occurred any Material Adverse Change, (ii) no Default or Event of Default has occurred and is continuing and (iii) such amendment could not reasonably be expected to result in a Material Adverse Change.

7.13. Fiscal Year. Borrower will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31. Except to the extent necessary to comply with the foregoing, no Credit Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year without prior written notice to Lender (not to be unreasonably withheld).

7.14. Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; no ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Plan or Multiemployer Plan or (b) any other ERISA Event that, in the case of clauses (a) and (b), would, in the aggregate, result in liabilities in excess of which reasonably could be expected to result in a Material Adverse Change; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change; or permit the occurrence of any other event with respect to any present pension, profit sharing or deferred compensation plan which could reasonably be expected to result in a Material Adverse Change.

7.15. Compliance with Anti-Terrorism Laws. Lender hereby notifies each Credit Party that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Credit Party and its principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, nor will any Credit Party permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Each Credit Party shall immediately notify Lender if such Credit Party or any of its Subsidiaries has knowledge that any Credit Party or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Credit Party will, nor will any Credit Party permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.16. Reserved.

7.17. Amendments or Waivers of Current Company IP Agreements and Material Contracts. Waive, amend, cancel or terminate, exercise or fail to exercise, any material rights constituting or relating to any of the Current Company IP Agreements listed on Schedule 5.5(g) of the Disclosure Letter or any Material Contract or (b) default under, or take any action or fail to take any action which with the passage of time or the giving of notice or both would constitute a default or event of default under, any of the Current Company IP Agreements listed on Schedule 5.5(g) of the Disclosure Letter or any Material Contract, in each case, which could have a material adverse effect on the rights of Lender or otherwise could reasonably be expected to result in a Material Adverse Change.

7.18. Minimum Net Sales. Permit trailing twelve-month Net Sales, tested semi-annually as of the last day of the second fiscal quarter and the fourth fiscal quarter of each fiscal year, starting with the second fiscal quarter of the 2017 fiscal year, to fall below:

Twelve Months Ending	Minimum Net Sales
June 30, 2017	$44,698,000
December 31, 2017	$54,763,000
June 30, 2018	$61,467,000
December 31, 2018	$64,073,000
June 30, 2019	$68,073,000
December 31, 2019	$74,965,000
June 30, 2020	$81,965,000
December 31, 2020	$87,709,000
June 30, 2021	$94,459,000
December 31, 2021	$102,619,000
thereafter, as applicable	$102,619,000

In the event that the Credit Parties fail to comply with the trailing twelve-month Net Sales set forth in this Section 7.18 as of the last day of any such fiscal quarter, any cash contribution to Borrower funded with the proceeds of the issuance (or capital contribution on account of) capital stock or other Equity Interests (including in connection with a Qualified IPO) on or prior to the day that is forty-five (45) Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (including, for the avoidance of doubt, any issuance or capital contribution (including in connection with a Qualified IPO) made prior to the Credit Parties’ failure to comply with the trailing twelve-month Net Sales set forth in this Section 7.18), will, at the irrevocable election of Borrower, be included in the calculation of Net Sales for the purposes of determining compliance with this Section 7.18 at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such cash contribution, a “Specified Cash Contribution”); provided that written notice of Borrower’s irrevocable election to utilize a Specified Cash Contribution shall be delivered by Borrower to Lender no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter. Upon Lender’s receipt of written notice from Borrower of its irrevocable election to utilize a Specified Cash Contribution pursuant to this Section 7.18 no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, then, until the day that is forty-five (45) Business Days after such date, (i) any Event of Default arising under this Section 7.18 in respect of the period ending on the last day of such fiscal quarter (the “Specified Default”) shall be deemed not to exist, (ii) Lender shall not exercise (or attempt to exercise) the right to accelerate the Term Loans and (iii) Lender shall not exercise (or attempt to exercise) any right to foreclose on or take possession of the Collateral, in each case solely on the basis of the Specified Default if, and only if, an amount of such Specified Cash Contribution equal to the difference between the applicable trailing twelve-month Net Sales set forth in this Section 7.18 and the actual trailing twelve-month Net Sales is utilized to prepay the Term Loans in accordance with the terms and conditions of the provisions of Section 2.2 (except for the provisions of Section 2.2(d)(i) prohibiting partial prepayments and the Section 2.2(d)(i)(C) partial prepayment amount requirements), including to pay any fees or costs associated with such prepayment (the “Cure Amount”). If the Specified Cash Contribution takes place in satisfaction of the requirements set forth above and is utilized to prepay the Term Loans as provided above, then Borrower shall be deemed to have satisfied the requirements of the covenants set forth in this Section 7.18 as of the applicable date of determination with the same effect as though there had been no failure to comply therewith at such date. For the avoidance of doubt, (i) the amount of any Specified Cash Contribution in excess of the Cure Amount may be included, at the option of Borrower, in the calculation of Net Sales for purposes of determining compliance with this Section 7.18 in any subsequent fiscal quarter if, and only if, such amount is utilized to prepay the Term Loans as provided in this Section 7.18 and (ii) an amount equal to any cash contribution to Borrower funded with the proceeds of a Qualified IPO will constitute a

Specified Cash Contribution and be available to be utilized to prepay the Term Loans as provided in this Section 7.18 whether or not such proceeds constitute cash on Borrower’s consolidated balance sheet.

Furthermore, in the event that the Credit Parties fail to comply with the trailing twelve-month Net Sales set forth in this Section 7.18 as of the last day of any such fiscal quarter, irrespective of whether such failure constitutes an Event of Default under this Section 7.18, the Credit Parties shall test trailing twelve-month Net Sales quarterly as of the last day of each fiscal quarter following the fiscal quarter in which such failure occurs, in which case (x) the “Minimum Net Sales” target set forth above against which trailing twelve-month Net Sales is tested as of the last day of the second fiscal quarter of any fiscal year shall also be used to test trailing twelve-month Net Sales as of the last day of the third fiscal quarter of such fiscal year, and (y) the “Minimum Net Sales” target set forth above against which trailing twelve-month Net Sales is tested as of the last day of the fourth fiscal quarter of any fiscal year shall also be used to test trailing twelve-month Net Sales as of the last day of the first fiscal quarter of the following fiscal year.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1. Payment Default. Any Credit Party fails to (a) make any payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof (including pursuant to Section 2.2(d)) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise, (b) any payment of interest or premium pursuant to Section 2.2, including any applicable Makewhole Amount or Prepayment Premium, on its due date, or (c) pay any other Obligations, in the case of this clause (c) only, within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof). A failure to pay any other Obligations pursuant to the foregoing clause (c) prior to the end of such three (3) Business Day period shall not constitute an Event of Default;

8.2. Covenant Default.

(a) The Credit Parties: (i) fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, or 6.15; (ii) fail or neglect to perform any obligation in Section 6.12, and as to any default under such covenant, have failed to cure the default within thirty (30) days after the occurrence thereof, in which case such 30-day period shall commence on the first Business Day on which the Credit Parties fail to have consolidated Liquidity of not less than $5,000,000; or (iii) violate any covenant in Section 7; or

(b) The Credit Parties fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified elsewhere in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Credit Parties be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Credit Parties shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this Section 8.2(b) shall not apply, among other things, to any of the covenants referenced in clause (a) above;

8.3. Termination of SVB Credit Agreement. Borrower fails to deliver written notice to SVB terminating the SVB Credit Agreement promptly, and in any event no later than five (5) days after: (a) all of the obligations of Borrower pursuant to the SVB Credit Agreement (other than contingent obligations or indemnification obligations for which no underlying claim has been asserted) have been paid, performed or discharged in full (with all obligations consisting of monetary or payment obligations having been paid in full for cash); (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the SVB Credit Agreement; and (c) any and all letters of credit or similar instruments issued under the SVB Credit

Agreement, if any, have been cancelled and returned (or backed by stand-by guarantees or cash collateralized) in accordance with the terms of the SVB Credit Agreement.

8.4. Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) in excess of $25,000 on deposit or otherwise maintained with Lender or any of Lender’s Affiliates, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under sub-clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

8.5. Insolvency.

(a) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking: (i) relief in respect of any Credit Party or any of its Subsidiaries, or of a substantial part of the property of any Credit Party or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any of its Subsidiaries or for a substantial part of the property or assets of any Credit Party or any of its Subsidiaries; or (iii) the winding-up or liquidation of any Credit Party or any of its Subsidiaries, and such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;

(b) Any Credit Party or any of its Subsidiaries shall: (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any of its Subsidiaries or for a substantial part of the property or assets of any Credit Party or any of its Subsidiaries; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as otherwise expressly permitted hereunder); or

(c) Any Credit Party otherwise fails to be Solvent or its Subsidiaries, on a consolidated basis, otherwise fail to be Solvent;

8.6. Other Agreements. There is under any contract, agreement or other arrangement to which a Credit Party or any of its Subsidiaries is a party with a third party or parties, (a) any breach thereof or default thereunder resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,000,000 individually, or in excess of $2,000,000 when aggregated with all other breaches and defaults by any of the Credit Parties or their respective Subsidiaries under contracts, agreements or other arrangements with a third party or parties, provided, that, this clause (a) shall not apply to secured Indebtedness, the acceleration of the maturity of which results from the Transfer of the property or assets securing such Indebtedness (but only if and to the extent such Transfer is not prohibited under this Agreement or any other Loan Document and such Indebtedness is promptly repaid in full in accordance with its terms), or (b) any default or breach by any Credit Party or any of its Subsidiaries, the result of which could reasonably be expected to result in a Material Adverse Change;

8.7. Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount in excess of $1,000,000 individually, or in excess of $2,000,000 when aggregated (or, after a Qualified IPO, $2,500,000 individually, or in excess of $5,000,000 when aggregated) with all other final judgments, orders, or decrees for the payment of money (but excluding any final judgments, orders, or decrees for the payment of money that are covered by independent third-party insurance as to which liability has been accepted by such insurance carrier), shall be rendered against one or more Credit Parties or any of its or their Subsidiaries and the same are not, within twenty (20) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.8. Misrepresentations. Any Credit Party or any Person acting for any Credit Party makes or is deemed to make any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect (or, to the extent any such representation, warranty or other statement is qualified by materiality or Material Adverse Change, in any respect) when made or deemed to be made;

8.9. Loan Documents; Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any of its Subsidiaries party thereto, or any Credit Party or any of its Subsidiaries shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest in the Collateral subject thereto subject only to Permitted Liens, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or except from the failure of Lender to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file Uniform Commercial Code financing statements (including continuation statements) or to take such other actions as Lender is required to take in order to perfect and maintain a perfected first priority security interest in the Collateral subject to Permitted Liens and except to the extent that such loss is covered by a lender’s title insurance policy;

8.10. Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.11. Change in Control. A Change in Control occurs.

9.	RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

9.1. Rights and Remedies. While an Event of Default occurs and continues, Lender may, without notice or demand:

(a) declare all Obligations (including, for the avoidance of doubt, the applicable Makewhole Amount and Prepayment Premium) immediately due and payable (but if an Event of Default described in Section

8.5 occurs all Obligations, including the applicable Makewhole Amount and the Prepayment Premium, are automatically and immediately due and payable without any action by Lender), whereupon all Obligations for principal, interest, premium or otherwise (including, for the avoidance of doubt, the applicable Makewhole Amount and Prepayment Premium) shall become due and payable by Borrower without presentment, demand, protest or other notice of any kind, which are all expressly waived by the Credit Parties hereby;

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e) apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g) place a “hold” on any account maintained with Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Lender under the Collateral Documents or any other Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Lender agrees that in connection with any foreclosure or other exercise of rights under this Agreement or any other Loan Document with respect to the Intellectual Property, the rights of the licensees under the Permitted Licenses will not be terminated, limited or otherwise adversely affected so long as no default exists under the Permitted License in a way that would permit the licensor to terminate such Permitted License (commonly termed a non-disturbance).

9.2. Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to file or record any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lender is not under any further obligation to make Credit Extensions hereunder. Lender’s foregoing appointment as

Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3. Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Lender will provide Borrower with notice of Lender’s having obtained such insurance at the time it is obtained or within a reasonable time thereafter. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence (in form and substance reasonably satisfactory to Lender) that there has been obtained insurance as required in Section 6.5. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4. Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5. Lender’s Liability for Collateral. So long as Lender complies with Requirements of Law regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; or (c) any act or default of any carrier, warehouseman, bailee, or other Person. In no event shall Lender have any liability for any diminution in the value of the Collateral for any reason. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6. No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7. Demand Waiver; Makewhole Amount; Prepayment Premium. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable. Borrower acknowledges and agrees that if the maturity of all Obligations shall be accelerated pursuant to Section 9.1(a) by reason of the occurrence of an Event of Default, the Makewhole Amount and the Prepayment Premium shall become due and payable by Borrower upon such acceleration, whether such acceleration is automatic or is effected by Lender’s declaration thereof, as provided in Section 9.1(a), and Borrower shall pay the Makewhole Amount as compensation to Lender for the loss of its investment opportunity and not as a penalty, and Borrower waives any right to object thereto in any voluntary or involuntary bankruptcy, insolvency or similar proceeding or otherwise.

10.	RESERVED

11.	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address (if any) indicated below. Lender or any Credit Party may change its mailing or electronic mail address or facsimile number by giving all other parties hereto written notice thereof in accordance with the terms of this Section 11.

If to Borrower:

Attention: Matthew Garrett
iRhythm Technologies, Inc.
650 Townsend, Suite 380
San Francisco, CA 94103
Telephone: (408) 476-1672
Email: mgarrett@irhythmtech.com

with a copy to (which shall not constitute notice) to:

Wilson, Sonsini, Goodrich & Rosati, P.C.
650 Page Mill Road, SR2-1/5
Palo Alto, CA 94304
Attn: Philip Oettinger
Telephone: (650) 565-3564
Facsimile: (650) 493-6811
Email: poettinger@wsgr.com

If to Lender:	BioPharma Secured Investments III Holdings Cayman LP
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
Georgetown, Grand Cayman KY1-9005
Grand Cayman
Attention: Pedro Gonzalez de Cosio
Telephone: +1 (212) 883-2296
Facsimile: +1 (212) 490-7576

with copies (which shall not constitute notice) to:

Pharmakon Advisors LP
110 East 59th Street, #3300
New York, NY 10022
Attn: Pedro Gonzalez de Cosio
Phone: (212) 883-2296
Fax: (212) 490-7576

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745

Attn: Geoffrey E. Secol, Esq.
Phone: (212) 872-8081
Fax: (212) 872-1002

12.	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. Credit Parties and Lender each submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Requirement of Law, in such Federal court; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in (or otherwise provided in accordance with the terms of) Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, CREDIT PARTIES AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

13.	GENERAL PROVISIONS

13.1. Successors and Assigns. This Agreement binds and is for the benefit of the parties hereto and their respective successors and permitted assigns. No Credit Party may transfer, pledge or assign this Agreement or any other Loan Document or any rights or obligations under hereunder or thereunder without Lender’s prior written consent. Lender may sell, transfer, assign or pledge this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder to any third party without Borrower’s consent, including to grant a participation in all or any part of, or any interest in, Lender’s obligations, rights or benefits under this Agreement and the other Loan Documents (any such sale, transfer, assignment, pledge or grant of a participation, a “Lender Transfer”) and Lender shall record such Lender Transfer in the “book entry system” maintained pursuant to Section 2.8; provided, however, that any Lender Transfer to a Restricted Transferee shall require the prior written consent of Borrower at any time in which a Default or Event of Default shall not then have occurred and be continuing. Lender shall provide Borrower notice of a Lender Transfer no later than the date on which such Lender Transfer occurs. Any attempted transfer, pledge or assignment of this Agreement or any other Loan Document or any rights or obligations under hereunder or thereunder in violation of this Section 13.1 shall be null and void.

13.2.	Indemnification; Costs and Expenses.

(a) Borrower agrees to indemnify and hold harmless Lender and each manager, partner, director, officer, employee, agent, attorney and affiliate thereof (each such person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, (i) no Credit Party shall have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) no Credit Party shall have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from a material breach of any obligation of such Indemnified Person hereunder, (iii) no Credit Party shall have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from any claim by one Indemnified Person against another Indemnified Person that does not relate to any act or omission of any Credit Party, and (iv) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement.

(b) To the extent permitted by Requirement of Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lender and its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Lender, shall be at the expense of such Credit Party, and no Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, Borrower agrees to pay or reimburse upon demand (i) Lender for all reasonable out-of-pocket costs and expenses incurred by it or any of its directors, employees, attorneys, agents or sub-agents, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, (ii) Lender for all reasonable costs and expenses incurred by it or any of its directors, employees, attorneys, agents or sub-agents in connection with internal audit reviews and Collateral audits and (iii) Lender and its directors, employees, attorneys, agents and sub-agents, for all costs and expenses incurred in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (B) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Lender Expenses.

13.3. Severability of Provisions. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

13.4. Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties hereto so long as Lender provides Credit Parties with written notice of such correction and allows Credit Parties at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Lender and Credit Parties.

13.5. Amendments in Writing; Integration.

(a) No amendment or modification of any provision of this Agreement or any other Loan Document, or waiver, discharge or termination of any obligation hereunder or thereunder, no approval or consent hereunder or thereunder (including any consent by Borrower to any departure herefrom or therefrom), shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender. Any waiver, approval or consent granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver, approval or consent.

(b) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

13.6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.7. Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Credit Parties in Section 13.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13.8. Confidentiality. Any information regarding Credit Parties and their Subsidiaries and their businesses provided to Lender by or on behalf of any Credit Party pursuant to this Agreement shall be deemed “Confidential Information”; provided, however, that Confidential Information does not include information that is either: (i) in the public domain or in Lender’s or any of its Affiliate’s possession when disclosed to Lender or any of its Affiliates, or becomes part of the public domain after disclosure to Lender or any of its Affiliates other than as a result of a breach by Lender or any of its Affiliates of the obligations under this Section 13.8; or (ii) disclosed to Lender or any of its Affiliates by a third party if Lender or any of its Affiliates do not know that the third party is prohibited from disclosing the information. Lender shall not disclose any Confidential Information to a third party or use Confidential Information for any purpose other than the exercise of Lender’s rights and the performance of Lender’s obligations under the Loan Documents. The foregoing in this Section 13.8 notwithstanding, Lender may disclose Confidential Information: (a) to any of Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions; (c) as required by law, regulation, subpoena, or other order; (d) to the extent requested by regulators having jurisdiction over Lender or as otherwise required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Lender; provided, however, that the third parties to which Confidential Information is disclosed pursuant to clauses (a), (b) and (f) are bound by obligations of confidentiality and non-use that are no less restrictive than those contained herein.

The provisions of the immediately preceding paragraph shall survive the termination of this Agreement.

13.9. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Credit Party and Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.10. Right of Set-Off. In addition to any rights now or hereafter granted under Requirement of Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

13.11. Marshalling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Lender, or Lender enforces any Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

13.12. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Requirement of Law, including any state law based on the Uniform Electronic Transactions Act.

13.13. Captions. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

13.14. Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties hereto caused the uncertainty to exist.

13.15. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.16. No Fiduciary Duty. Lender may have economic interests that conflict with those of the Credit Parties. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Lender, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand. Each Credit Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between Lender, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other, (ii) in connection therewith and with the process leading to such transaction, Lender is acting solely as a principal and not the agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other person, (iii) Lender has not assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Lender or any of its affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents and (iv) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate. Each Credit Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

14.	DEFINITIONS

14.1. Definitions. For the purposes of and as used in the Loan Documents: (a) references to any Person include its successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; (b) except as otherwise expressly provided in any Loan Document, references to any law, treaty, order, policy, rule or regulation include amendments, supplements and successors thereto; (c) the word “shall” is mandatory; (d) the word “may” is permissive; (e) the word “or” is not exclusive; (f) the words “include”, “includes” and “including” are not limiting; (g) the singular includes the plural and the plural includes the singular; (h) numbers denoting amounts that are set off in parentheses are negative unless the context dictates otherwise; (i) each authorization herein shall be deemed irrevocable and coupled with an interest; (j) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with Applicable Accounting Standards; (k) references to any time of day shall be to New York time; and (l) references to specific sections, articles, annexes and exhibits are to this Agreement and references to specific schedules are to the Disclosure Letter. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable, book debts, and other sums owing to Credit Parties.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company or limited liability partnership, that Person’s managers and members. As used in this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in a Person or (b) the power to direct or cause the direction of the management of such Person by contract or otherwise. In no event shall Lender be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Accounting Standards” means with respect to Borrower and its Subsidiaries, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) Lender, (ii) an Affiliate of Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages Lender.

“AR Credit Lines” is defined in clause (c) of the definition of “Permitted Indebtedness”.

“Asset Acquisition” means, with respect to Borrower or any of its Subsidiaries: (a) any purchase, inbound license or other acquisition of all or substantially all of the assets of any other Person (or of any business or division of any other Person); or (b) any other purchase, inbound license or other acquisition of any property or assets of any other Person for any purpose other than any such purchase or acquisition of property or assets for administrative expenses and other ordinary course operating expenses, provided, that, for the avoidance of doubt, “Asset Acquisition” includes any co-promotion or co-marketing arrangement. Notwithstanding the foregoing, an Asset Acquisition shall not include any license or grant described in Section 7.1(e).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blocked Person” means (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” means all books and records including ledgers, records regarding a Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby (including the Tranche A Loan or the Tranche B Loan, as applicable), together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate; provided, however, that in the case of Borrower, the “Borrowing Resolutions” shall also include those resolutions adopted by Borrower’s preferred stockholders.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks are authorized or required to be closed in New York, New York.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition; (b) commercial paper issued by any Person in the United States maturing no more than twelve (12) months after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Dollar denominated certificates of deposit maturing no more than twelve (12) months after issue of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, the highest long-term unsecured debt rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above. Notwithstanding the foregoing, Cash Equivalents do not include and the Credit Parties and their Subsidiaries are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the IRC.

“CFC Holding Company” means a Domestic Subsidiary that is a United States person as defined in Section 7701(a)(3) of the IRC, the sole material assets of which are Equity Interests in one or more CFCs and any Domestic Subsidiaries described in this definition.

“Change in Control” means (i) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction; provided, however, that the occurrence of a Qualified IPO shall not be deemed a Change of Control event. For the purposes of this definition, a “Qualified IPO” means an underwritten initial public offering of the equity interests of Borrower or any direct or indirect parent of Borrower which generates cash proceeds of at least $40,000,000 and results in a listing of such entity’s equity interests on a public securities exchange.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. Notwithstanding the foregoing, neither a “Change in Law” nor a “change in any Requirement of Law” shall include any amendment made to FATCA after the date of this Agreement.

“CHCF Indebtedness” means Indebtedness incurred by Borrower under that certain Note Purchase Agreement, dated as of November 16, 2012, between Borrower and California HealthCare Foundation, and the promissory note issued thereunder, dated November 16, 2012 and amended as of June 19, 2015, in the original principal amount of $1,500,000.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means, collectively, “Collateral” (as such term is defined in the Security Agreement) and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account.

“Collateral Documents” means the Security Agreement, the Control Agreements, the IP Agreements, any Mortgages and all other bailee waivers, instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case, in order to grant to Lender or perfect a Lien on any Collateral as security for the Obligations, and all amendments, restatements, modifications or supplements thereof or thereto.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Company IP” means any and all of the following, as they exist throughout the world: (a) Current Company IP; (b) improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any of the Current Company IP, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing; (c) trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, confidential or proprietary information, research in progress, algorithms, data, databases, data collections, designs, processes, procedures, methods, protocols, materials, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and the results of experimentation and testing, including samples, in each case, as specifically related to Product; (d) any and all IP Ancillary Rights specifically relating to any of the foregoing; and (e) regulatory filings, submissions and approvals related to Product and all data provided in any of the foregoing.

“Competitor” means any Person that is an operating company engaged in substantially similar business operations as Borrower.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligation for undrawn letters of credit for the account of that Person; or (c) any obligation to pay contingent or deferred consideration or other payments to a counterparty in connection with an Acquisition or a sale or other disposition or under any co-promotion or co-marketing arrangement or any in-license, including, with respect to any purchase price holdback in respect of a portion of the purchase price of an asset sold to such Person to satisfy unperformed obligations of the seller of such asset, any obligation to pay such seller the excess of such holdback over such obligations; provided that “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it reasonably determined by such Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement entered into among the depository institution at which a Credit Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Credit Party maintains a Securities Account or a Commodity Account, such Credit Party and Lender, pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (and all related IP Ancillary Rights).

“Credit Extension” means any Term Loan or any other extension of credit by Lender for Borrower’s benefit.

“Credit Party” means each Borrower and each Guarantor.

“Cure Amount” is defined in Section 7.18

“Cure Quarter” is defined in Section 7.18.

“Current Company IP” is defined in Section 5.5(d).

“Current Company IP Agreement” is defined in Section 5.5(g).

“Customer Data” is defined in Section 5.5(n).

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by the Credit Parties to Lender, as updated on the Tranche A Closing Date (if required), the Tranche B Closing Date and from time to time pursuant to the terms of this Agreement.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Effective Date” is defined in the preamble hereof.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in each case, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the IRC and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the IRC (or Section 430(j) of the IRC, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the IRC or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the IRC and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation (referred to and defined in ERISA) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) which could reasonably be expected to result in material liability to Borrower or its Subsidiaries.

“Event of Default” is defined in Section 8.

“Event of Loss” means, with respect to any property or assets, any of the following: (a) any loss, destruction or damage of such property or assets; (b) any transfer in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such property or assets or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or assets, or confiscation of such property or assets or the requisition of the use of such property or assets.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Equity Interests” means, collectively: (i) except as provided in clause (iii) below, any Equity Interests of any Foreign Subsidiary; (ii) any Equity Interests of any Domestic Subsidiary indirectly owned by a Credit Party through a Foreign Subsidiary; (iii) any voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary directly owned by any Credit Party or any Domestic Subsidiary directly owned by any Credit Party that is a CFC Holding Company which, pursuant to Section 6.14, is not required to be pledged to secure the Obligations, provided, that upon the issuance of any non-voting stock of Foreign Subsidiary directly owned by any Credit Party or any Domestic Subsidiary directly owned by any Credit Party that is a CFC Holding Company and pursuant to the terms of Section 6.14, 100% of such issued and outstanding non-voting stock is required to be pledged to secure the Obligations and, therefore, upon such issuance of any non-voting stock of Foreign Subsidiary directly owned by any Credit Party or any Domestic Subsidiary directly owned by any Credit Party that is a CFC Holding Company, “Excluded Equity Interests” shall not include any of such outstanding non-voting stock; (iv) any Equity Interests of any other Domestic Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the cost of granting Lender a security interest in and Lien upon, and pledging to Lender, such Equity Interests, to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to Lender thereby; (v) any Equity Interests of any other Domestic Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirement of Law; (vi) any Equity Interests of any other Domestic Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such Equity Interests, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party and such consent, approval or waiver has not been obtained by Borrower following Borrower’s commercially reasonable efforts to obtain the same; and (vii) any Equity Interests of any other Domestic Subsidiary that is a non-Wholly-Owned Subsidiary, with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such Equity Interests, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents of, the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirement of Law), but only, in each case, to the extent, and for so long as such Operating Documents, joint venture agreement, shareholder agreement or other contract is in effect, and Borrower has not obtained the consent, approval or waiver of such third party following Borrower’s commercially reasonable efforts to obtain the same; provided, however, that “Excluded Equity Interests” shall not include for all purposes hereunder any Equity Interest, voting stock or non-voting stock of any Subsidiary that is now or becomes at any time hereafter included among Collateral (as such term is defined in the SVB Credit Agreement). For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of Equity Interests of such issuer entitled to vote.

“Excluded License” means an exclusive license or sublicense of any Intellectual Property covering any Product that is tantamount to a sale of substantially all rights to such Intellectual Property in a particular geography or field of use because it conveys to the licensee or sublicensee exclusive rights to practice such Intellectual Property in the applicable geography or field of use for consideration that is not based upon future development or commercialization of products (other than pursuant to so-called earn-out payments) or services by the licensee or sublicensee (other than transition services), such as, for example, consideration of only upfront advances or initial license fees or similar payments in consideration of such rights, with no anticipated subsequent payments or de minimis payments to Borrower or any of its Subsidiaries (other than pursuant to so-called earn-out payments or transition services).

“Excluded Subsidiaries” means, collectively: (i) any Foreign Subsidiary of Borrower; (ii) any Domestic Subsidiary owned indirectly by any Credit Party through a Foreign Subsidiary; (iii) any other Domestic Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the cost of granting Lender a security interest in and Lien upon, and pledging to Lender, such Domestic Subsidiary’s property and assets constituting Collateral and the Equity Interests of such Domestic Subsidiary, to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to Lender thereby; (iv) any other Domestic Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such Domestic Subsidiary’s property and assets constituting Collateral and the Equity Interests of such Domestic Subsidiary, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirement of Law; (v) any other Domestic Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such Domestic Subsidiary’s property and assets constituting Collateral and the Equity Interests of such Domestic Subsidiary, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third party (other than Borrower or an Affiliate of Borrower) and such consent, approval or waiver has not been obtained by Borrower following Borrower’s commercially reasonable efforts to obtain the same; (vi) any other Domestic Subsidiary that is a non-Wholly-Owned Subsidiary, with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such non-Wholly-Owned Subsidiary’s property and assets constituting Collateral and the Equity Interests of such non-Wholly-Owned Subsidiary, to secure the Obligations (and any guaranty thereof) are validly prohibited by the Operating Documents of such non-Wholly-Owned Subsidiary; and (vii) any other Domestic Subsidiary that is a non-Wholly-Owned Subsidiary, with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien upon, and the pledge to Lender of, such non-Wholly-Owned Subsidiary’s property and assets constituting Collateral and the Equity Interests of such non-Wholly-Owned Subsidiary, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents of, the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirement of Law), but only, in each case, to the extent, and for so long as such Operating Documents, joint venture agreement, shareholder agreement or other contract is in effect, and Borrower has not obtained the consent, approval or waiver of such third party following Borrower’s commercially reasonable efforts to obtain the same; provided, however, that to the extent a Subsidiary becomes at any time a co-borrower under the SVB Credit Agreement, any and all such Subsidiaries shall not, as of the date of such co-borrowing, be included as “Excluded Subsidiaries” for all purposes under this Agreement and the other Loan Documents.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States or as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are otherwise Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to any Obligation pursuant to a law in effect on the date on which (i) such Lender acquires an interest in any Obligation or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.6(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing SVB Credit Agreement” means, collectively, that certain Amended and Restated Loan and Security Agreement, dated as of April 12, 2013, by and between Borrower and Silicon Valley Bank, as amended by that certain First Amendment and Default Waiver to Amended and Restated Loan and Security Agreement, dated as of January 13, 2014, as further amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement, dated as of June 3, 2014, as further amended by that certain Third Amendment to Amended and Restated Loan Agreement, dated as of March 20, 2015, together with each other Loan Document (as such term is defined in the Existing SVB Credit Agreement).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (including, for the avoidance of doubt, any agreements between the governments of the United States and the jurisdiction in which the applicable Lender is resident implementing such provisions),or any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the IRC and any law implementing an intergovernmental agreement that is included in this definition.

“FDA” means the United States Food and Drug Administration.

“FDA Good Manufacturing Practices” means the standards set forth in 21 C.F.R. Parts 210, 211 and 600.

“FDA Laws” means all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by FDA.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is incorporated or organized under the laws of a jurisdiction other than the United States or any state or territory thereof or the District of Columbia.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, government department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Payor Programs” means all governmental third party payor programs in which any Credit Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE or any other federal or state health care programs.

“Guarantor” means any Domestic Subsidiary that is a present or future guarantor of the Obligations.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means, collectively: (a) any and all federal, state or local laws, rules, regulations, manuals, orders, ordinances, statutes, guidelines and requirements issued under or in connection with Medicare, Medicaid or any other Government Payor Program; (b) federal and state laws and regulations governing the confidentiality of patient information, including HIPAA; (c) accreditation standards and requirements of all applicable state laws or regulatory bodies; (d) any and all federal, state and local fraud and abuse laws of any Governmental Authority, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (f) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (g) all reporting and disclosure requirements under the Medicaid Drug Rebate Program (e.g., Monthly and Quarterly Average Manufacturer Price, Baseline Average Manufacturer Price, and Rebate Per Unit, as applicable), Medicare Part B (Quarterly Average Sales Price), Section 602 of the Veteran’s Health Care Act (Public Health Service 340B Quarterly Ceiling Price), Section 603 of the Veteran’s Health Care Act (Quarterly and Annual Non-Federal Average Manufacturer Price and Federal Ceiling Price), Best Price, Federal Supply Schedule Contract Prices and Tricare Retail Pharmacy Refunds, and Medicare Part D; (h) all other applicable health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, policies, administrative guidance and requirements pertaining to Medicare or Medicaid; in each case, in any manner applicable to any Credit Party or any of its Subsidiaries; (i) any and all federal, state or local laws, rules, regulations, ordinances, statutes and requirements relating to (A) the regulation of managed care, third party payors and Persons bearing the financial risk for the provision or arrangement of health care services, (B) billings to insurance companies, health maintenance organizations and other Managed Care Plans or otherwise relating to insurance fraud, and (C) any insurance, health maintenance organization or managed care Requirement of Law; and (i) any and all foreign health care laws, rules, codes, regulations, manuals, orders, ordinances, statutes, guidelines, requirements and policies which, in each case, are analogous to any of the foregoing and applicable to any Credit Party or any of its Subsidiaries in any manner.

“Hedging Agreement” means any interest rate, currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity or equity prices or values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, any and all rules or regulations promulgated from time to time thereunder, and any comparable U.S. state laws.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness for advanced or borrowed money of, or credit extended to, such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property, services or rights (other than (i) accrued expenses and trade payables entered into in the ordinary course of business that are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (ii) obligations to pay for services provided by employees and individual independent contractors in the ordinary course of business that are not more than one hundred and twenty (120) days past due or subject to a bona fide dispute, (iii) Reserved, (iv) liabilities associated with customer prepayments and deposits, (v) prepaid or deferred revenue arising in the ordinary course of business, (vi) Reserved, and (vii) Reserved), including any obligation or liability to pay deferred or contingent purchase price or other consideration for such property, services or rights; (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds, performance bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or other debt securities or similar instruments (including debt securities convertible into Equity Interests), including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all capital lease obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product by such Person; (h) all obligations of such Person, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Equity Interests (or any Equity Interests of a direct or indirect parent entity thereof) prior to the date that is one hundred and eighty (180) days after the Term Loan Maturity Date, valued at, in the case of redeemable preferred stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above of other Persons secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnified Persons in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnified Person shall be designated as a party or a potential party thereto (it being agreed that, such counsel fees and expenses shall be limited to one primary counsel, and any additional special and local counsel in each jurisdiction deemed necessary or advisable by Lender, for the Indemnified Persons, except in the case of actual or potential conflicts of interest between or among the Indemnified Persons), and any fees or expenses incurred by Indemnified Persons in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)).

“Indemnified Person” is defined in Section 13.2.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all:

(a) Copyrights, Trademarks, and Patents;

(b) trade secrets and trade secret rights, including any rights to unpatented inventions, know-how, operating manuals;

(c) Software (as such term is defined in the Security Agreement);

(d) Internet Domain Names (as such term is defined in the Security Agreement);

(e) design rights;

(f) IP Ancillary Rights; and

(g) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of a Credit Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means (i) any beneficial ownership interest in any Person (including Equity Interests), (ii) any Acquisition or (iii) the making of any advance, loan, extension of credit or capital contribution in or to, any Person.

“IP Agreements” means those certain Intellectual Property Security Agreements entered into by and between Borrower and Lender, each dated as of the Effective Date, as such may be amended, restated or otherwise modified from time to time.

“IP Ancillary Rights” means, with respect to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect thereto, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other intellectual property right ancillary to any Copyright, Trademark, Patent, Software, trade secrets or trade secret rights.

“IRC” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Knowledge” or to the “knowledge” of a Credit Party or any of its Subsidiaries and similar qualifications or phrases means the actual knowledge, after reasonable investigation, of the Responsible Officers of such Credit Party or Subsidiary.

“Lender” is defined in the preamble hereof and shall include any successors.

“Lender Expenses” means all reasonable and documented fees and expenses of Lender for preparing, amending, modifying, negotiating, executing and delivering, administering, defending and enforcing the Loan Documents (including those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to the Credit Parties in connection with the Loan Documents, including the reasonable and documented fees and expenses of legal counsel (it being agreed that, such counsel fees and expenses shall be limited to one primary counsel, one special counsel advising on Intellectual Property and Health Care Laws matters and any additional local counsel in each jurisdiction deemed necessary or advisable by Lender).

“Lender Transfer” is defined in Section 13.1.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind or assignment for security purposes, whether voluntarily incurred or arising by operation of law or otherwise against any property or assets.

“Liquidity” means the sum of the Credit Parties’ unrestricted cash and Cash Equivalents maintained in Collateral Accounts with respect to which Control Agreements are in effect.

“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, any Term Loan Notes, the Security Agreement, the IP Agreements, each Compliance Certificate, the Perfection Certificates, any Control Agreement, any other Collateral Document, any guaranties executed by a Credit Party, and any other present or future agreement between a Credit Party and Lender in connection with this Agreement, as such may be amended, restated or otherwise modified from time to time (including, for the avoidance of doubt, any annexes, exhibits or schedules thereto).

“Makewhole Amount” means, on any date of determination occurring on or prior to the second anniversary of the Tranche A Closing Date, an amount equal to the sum of all interest accruing from such date through the second anniversary of the Tranche A Closing Date (which, for the avoidance of doubt, shall not include any Additional Consideration).

“Managed Care Plans” means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Manufacturing Agreements” is defined in Section 5.22(b).

“Margin Stock” is defined in Section 5.13.

“Material Adverse Change” means any material adverse change in or effect on: (i) the business, condition (financial or otherwise), assets (including all or any portion of Collateral), liabilities (actual or contingent), operations, performance or properties of the Credit Parties, taken as a whole, since December 31, 2014; (ii) without limiting the generality of clause (i) above, any rights in and related to any Product or the commercialization, marketing, importing, exporting, distribution, development, production or sale of any Product; (iii) the ability of any Credit Party to perform its payment obligations under this Agreement or any other Loan Document to which it is a party (including as a result of such Credit Party failing to remain Solvent); or (iv) the binding nature or validity of, or the ability of Lender to enforce, this Agreement or any other Loan Document or any of its rights or remedies hereunder or thereunder.

“Material Contract” means any contract or other arrangement to which a Credit Party or any of its Subsidiaries is a party (other than the Loan Documents) or by which any of its assets is bound (as such may be amended, restated or otherwise modified from time to time), for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to result in a Material Adverse Change.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the SSA (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the SSA (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, or orders pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the SSA or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real estate or any interest in real estate.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which Borrower or its Subsidiaries or their respective ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which Borrower or its Subsidiaries or their respective ERISA Affiliates has within the preceding five (5) plan years made contributions; or (c) with respect to which Borrower or its Subsidiaries could incur material liability.

“Net Sales” means, with respect to any period, the line item “product sales” (which includes a reduction for product sales allowances) of Borrower and its Subsidiaries for the prior twelve (12) months, determined consistent with past practice on a consolidated basis in accordance with Applicable Accounting Standards.

“Obligations” means, collectively, the Credit Parties’ obligations to pay when due any and all debts, principal, interest, Lender Expenses, the Prepayment Premium, the Makewhole Amount, and other fees, expenses, indemnities and amounts any Credit Party owes Lender now or later, under this Agreement or any other Loan Document, including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrowers assigned to Lender, and to perform Borrowers’ duties under the Loan Documents.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, collectively with respect to any Person such Person’s formation documents as certified with the Secretary of State or other applicable Governmental Authority of such Person’s jurisdiction of formation on a date that is no earlier than thirty (30) days prior to the date on which such documents are due to be delivered under this Agreement and, (a) if such Person is a corporation, its bylaws (or similar organizational regulations) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), in each case, with all current amendments, restatements, supplements or modifications thereto.

“ordinary course of business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant, prepayment obligation or restriction in any Loan Document.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection (including present or former connection of its agents) between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, sales, transfer, excise, mortgage or property Taxes, charges or similar levies or similar Taxes that arise from any payment made hereunder, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patent Licenses” means (a) any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, multinational body or any political subdivision thereof (and all related IP Ancillary Rights) and (b) all renewals thereof.

“Patents” means all patents, patent applications including any improvements, continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patriot Act” is defined in Section 3.1(l).

“Payment/Advance Form” means that certain form attached hereto as Exhibit A.

“Payment Date” means the last day of each calendar quarter.

“Perfection Certificate” is defined in Section 5.5.

“Permitted Acquisition” means any Acquisition, so long as:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(ii) the assets being acquired or licensed, or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, (x) the same or a related line of business as that then-conducted by Borrower or its Subsidiaries or (y) a line of business that is ancillary to and in furtherance of a line of business as that then-conducted by Borrower or its Subsidiaries, including, in each case, digital health and services line of business;

(iii) in the case of an Asset Acquisition, the subject assets are being acquired or licensed by Borrower or a Subsidiary of Borrower, and the applicable Person shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Lender in order to include the newly acquired or licensed assets within the Collateral;

(iv) in the case of a Stock Acquisition, (1) the subject Equity Interests are being acquired in such Acquisition directly by a Credit Party, and (2) the relevant Credit Party shall have complied with its obligations under Section 6.14;

(v) any Indebtedness or Liens assumed in connection with such Acquisition are otherwise permitted under Section 7.4 or 7.5, respectively;

(vi) such Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries;

(vii) Borrower shall have delivered (A) projections for the Person whose Equity Interests or assets are proposed to be acquired or, in the case of an applicable co-promotion or co-marketing arrangement, for the product that is the subject of such arrangement, (B) updated pro forma projections for Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 6.12 and Section 7.18 for the twelve (12) calendar months following the date of such Acquisition (on a quarter-by-quarter basis), and (C) an updated Disclosure Letter and, to the extent applicable, updates to each Loan Document, in each case solely with respect to such Acquisition (and if and only to the extent not prohibited by the terms hereof or thereof), as applicable; provided, that in no event may the Disclosure Letter or any such Loan Document be updated in a manner that would reflect or evidence a Default or Event of Default (with or without such update); and

(viii) at least five (5) Business Days prior to the proposed date of consummation of such Acquisition, Borrower shall have delivered to Lender an officer’s certificate signed by a Responsible Officer of Borrower certifying that (A) such Acquisition complies with this definition of “Permitted Acquisition” (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such Acquisition could not reasonably be expected to result in a Material Adverse Change.

“Permitted Indebtedness” means:

(a) Credit Parties’ Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on Schedule 14.1 to the Disclosure Letter (which, for the avoidance of doubt, includes CHCF Indebtedness);

(c) Indebtedness in the form of accounts receivable lines of credit (including, for the avoidance of doubt, any and all Indebtedness under the SVB Credit Agreement) (“AR Credit Lines”) so long as the aggregate amount outstanding of such Indebtedness is limited to:

(i) $15,000,000, at such time(s) as Borrower’s trailing six-month Net Sales as of the end of the fiscal quarter immediately prior to the date of such incurrence was greater than $30,000,000;

(ii) $10,000,000, at such time(s) as Borrower’s trailing six-month Net Sales as of the end of the fiscal quarter immediately prior to the date of such incurrence was greater than $25,000,000 but less than or equal to $30,000,000; and

(iii) $5,000,000, at such time(s) as Borrower’s trailing six-month Net Sales as of the end of the fiscal quarter immediately prior to the date of such incurrence was less than or equal to $25,000,000;

(d) Indebtedness consisting of Contingent Obligations set forth in clause (a) of the definition of “Contingent Obligation” (i) of a Credit Party of Permitted Indebtedness of another Credit Party, (ii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness of another Subsidiary of Borrower which is not a Credit Party, (iii) of a Subsidiary of Borrower which is not a Credit Party of Permitted Indebtedness of a Credit Party or (iv) of a Credit Party of Permitted Indebtedness of a Subsidiary of Borrower which is not a Credit Party not to exceed $1,000,000 (or $2,000,000 after a Qualified IPO) in the aggregate at any time outstanding;

(e) Investments set forth in clause (f) of the definition of Permitted Investments, to the extent constituting Indebtedness; provided any such Indebtedness is Subordinated Debt;

(f) Indebtedness consisting of Contingent Obligations (i) set forth in clause (b) of the definition of “Contingent Obligation”, and (ii) set forth in clause (c) of the definition of “Contingent Obligation” in connection with any Permitted Acquisition;

(g) Subordinated Debt in an aggregate amount not to exceed $5,000,000;

(h) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) of Borrower after the Effective Date, or Indebtedness of any Person that is assumed after the Effective Date by any Subsidiary in connection with an acquisition of assets by such Subsidiary, in either case, in a Permitted Acquisition;

provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or such merger or consolidation) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired or such Indebtedness arises as a result of an earn-out or similar arrangement, (B) no Subsidiary of Borrower (other than a Subsidiary without significant assets formed in order to effect such acquisition, including by way of a merger) or Borrower shall guarantee or otherwise become liable for the payment of such Indebtedness, (C) if any other Subsidiary of Borrower becomes liable for or guarantees such Indebtedness, its liability or guarantee with respect to such Indebtedness shall at all times be subordinated to its obligations hereunder, if any, pursuant to a subordination, intercreditor or other similar agreement in form and substance reasonably satisfactory to Lender, and (D) such Indebtedness would not otherwise result in a Default or Event of Default;

(i) secured and unsecured business credit card Indebtedness in an outstanding principal amount not to exceed at any time $500,000 in the aggregate;

(j) unsecured intercompany Indebtedness permitted under clause (o) of the definition of “Permitted Investments”;

(k) Indebtedness of Subsidiaries of Borrower which are not Credit Parties in an aggregate amount not to exceed $500,000 (or $1,000,000 after a Qualified IPO) at any time outstanding;

(l) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business;

(m) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;

(n) Indebtedness in respect of netting services or overdraft protection in connection with deposit or securities accounts in the ordinary course of business;

(o) Reserved;

(p) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(q) Indebtedness not to exceed $1,000,000 (or $2,000,000 after a Qualified IPO) in the aggregate at any time outstanding, consisting of capital lease obligations or secured by Liens permitted by clause (c) of the definition of “Permitted Liens”;

(r) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(s) purchase price adjustments, indemnity payments and earn-out obligations in connection with any Permitted Acquisition;

(t) other Indebtedness not exceeding $1,000,000 (or $2,000,000 after a Qualified IPO) at any time outstanding; and

(u) subject to the proviso immediately below, extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (a) through (t) above, provided that the principal amount thereof is not increased other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection with the same and the terms thereof are not modified to shorten the maturity thereof.

Notwithstanding the foregoing, “Permitted Indebtedness” shall not include any Hedging Agreements.

“Permitted Investments” means:

(a) Investments (including Investments in Subsidiaries) existing on the Effective Date and shown on Schedule 14.2 of the Disclosure Letter, and any extensions, renewals or reinvestments thereof;

(b) Investments consisting of cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) subject to Section 6.6, Investments consisting of deposit accounts or securities accounts;

(e) Investments by Borrower or any of its Subsidiaries pursuant to a Permitted License;

(f) Investments in connection with Transfers permitted by Section 7.1;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (i) shall not apply to Investments of any Credit Party in any of its Subsidiaries;

(j) joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided, that any cash investments by Borrower do not exceed $500,000 (or $5,000,000 after a Qualified IPO) in the aggregate in any fiscal year;

(k) Investments required in connection with a Permitted Acquisition (including the formation of any Subsidiary for the purpose of effectuating such Permitted Acquisition, the capitalization of such Subsidiary whether by capital contribution or intercompany loans, in each case, to the extent permitted by the terms of this Agreement, related Investments in Subsidiaries necessary to consummate such Permitted Acquisition, and the receipt of any non-cash consideration in a Permitted Acquisition);

(l) Investments constituting the formation of any Subsidiary for the purpose of consummating a merger or acquisition transaction permitted by Section 7.3(a)(i) through (iv) hereof, which such transaction is otherwise a Permitted Investment;

(m) Investments of any Person that (i) becomes a Subsidiary of Borrower (or of any Person not previously a Subsidiary of Borrower that is merged or consolidated with or into a Subsidiary of Borrower in a transaction permitted hereunder) after the Effective Date, or (ii) are assumed after the Effective Date by any Subsidiary of Borrower in connection with an acquisition of assets from such Person by such Subsidiary, in either case, in a Permitted Acquisition; provided that, in each case, any such Investment (x) exists at the time such Person becomes a Subsidiary of Borrower (or is merged or consolidated with or into a Subsidiary of Borrower) or such assets are acquired, (y) was not made in contemplation of or in connection with such Person becoming a Subsidiary of Borrower (or merging or consolidating with or into a Subsidiary of Borrower) or such acquisition of assets, and (z) such Investment would not otherwise result in a Default or Event of Default;

(n) Investments arising as a result of the licensing of Intellectual Property in the ordinary course of business;

(o) Investments by (i) any Credit Party to any other Credit Party, (ii) any Subsidiary of Borrower which is not a Credit Party to another Subsidiary of Borrower which is not a Credit Party, (iii) any Subsidiary of Borrower which is not a Credit Party to any Credit Party and (iv) any Credit Party to a Subsidiary of Borrower which is not a Credit Party not to exceed $2,000,000 (or $5,000,000 after a Qualified IPO) in the aggregate at any time outstanding;

(p) Investments arising out of the receipt of non-cash consideration for any Permitted Transfer;

(q) Without limiting the generality of clause (k) above, Investments consisting of earnest money deposits required in connection with a Permitted Acquisition or other acquisition of property not otherwise prohibited hereunder; and

(r) other Investments not otherwise permitted under Section 7.8 in an aggregate amount (valued at the time of the making thereof) not to exceed $1,000,000 (or $2,000,000 after a Qualified IPO) at any time;

provided, however, that, none of the foregoing Investments shall be a “Permitted Investment” if any Indebtedness or Liens assumed in connection with such Investment are not otherwise permitted under Section 7.4 or 7.5, respectively.

Notwithstanding the foregoing, “Permitted Investments” shall not include any Hedging Agreements.

“Permitted Licenses” means: (a) a non-exclusive or an exclusive as to geography other than the United States license of (or covenant not to sue with respect to) Intellectual Property or grant of development, manufacture, distribution, co-promotion or similar commercial rights to third parties in the ordinary course of business; (b) subject to prior satisfaction of the requirements set forth in the following sentence, a non-exclusive or an exclusive as to geography within the United States license of Intellectual Property or grant of development, manufacture, distribution, co-promotion or similar commercial rights to third parties in the ordinary course of business; (c) non-exclusive licensing of (or granting of a covenant not to sue with respect to) technology or Intellectual Property, granting of development, manufacture, distribution, co-promotion or similar commercial rights, the development of technology or the providing of technical support; and (d) a non-exclusive or an exclusive grant of manufacturing licenses to third parties in the ordinary course of business, and (e) intercompany licenses or other similar arrangements among the Credit Parties, provided, however, that the licenses or similar arrangements described in this clause (e) shall not permit any exclusive as to geography in the United States licenses of Intellectual Property and shall only permit exclusive as to geography other than the United States licenses of Intellectual Property if a Credit Party retains all rights to such Intellectual Property other than those rights that are the subject of such license. Notwithstanding the foregoing, any license or other arrangement described in clause (b) above shall not constitute a Permitted License hereunder unless and until (i) Borrower shall have given written notice of such proposed license or other arrangement to Lender in accordance with Section 11 hereof, which notice shall (A) identify the parties to such proposed license or other arrangement, (B) include a description of the material terms and conditions of such proposed license or other arrangement and (C) include copies of any and all agreements relating to such proposed license or other arrangement, to Lender in accordance with Section 11 hereof, (ii) Lender shall have given its written consent to such proposed license or other arrangement; provided that, in the event Lender does not deliver in writing its rejection of such proposed license or other arrangement within ten (10) Business Days after the effective date of delivery of the notice from Borrower contemplated in clause (i) above, then Lender shall be deemed to have waived its right to reject such proposed license or other arrangement, and Borrower or its Subsidiary that is a party to such proposed license or other arrangement shall be permitted to enter into such proposed license or other arrangement, unless any of the terms or conditions thereof have changed in any material respect from the terms set forth in the materials provided to Lender pursuant to clause (i) above, in which event Lender’s right to consent to such proposed license or other arrangement shall be deemed to be revived and such proposed license or other arrangement shall not constitute a Permitted License unless and until Borrower delivers a new notice to Lender in accordance with clause (i) above and the requirements of clause (ii) above has been satisfied as to such proposed license or other arrangement (as so amended or modified). Notwithstanding the foregoing, “Permitted Licenses” shall not include any Excluded Licenses entered into after the Effective Date unless consented to in writing by Lender.

“Permitted Liens” means:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate (which, for the avoidance of doubt, includes Liens securing CHCF Indebtedness, if any) or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which such Credit Party maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the IRC, and the Treasury Regulations adopted thereunder;

(c) (i) Liens on any property acquired or held by any Credit Party or any Subsidiary of any Credit Party incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving or constructing such property and (ii) Liens securing capital lease obligations, in each case, permitted under clause (q) of the definition of “Permitted Indebtedness”;

(d) Permitted Licenses and Liens incurred pursuant to Permitted Licenses, and the licenses or grants described in Section 7.1(e);

(e) Liens of carriers, warehousemen, suppliers, landlords, mechanics, materialmen, repairmen or other Persons that are possessory in nature arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, unemployment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 8.4 or 8.7;

(h) subject to Section 6.6, Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions; provided that such Liens relate solely to obligations for administrative and other banking fees and expenses (but not Indebtedness) incurred in the ordinary course of business in connection with the maintenance of such accounts;

(i) subject to Section 7.2(c), statutory or common law Liens of landlords;

(j) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, nonexclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds, and other obligations of like nature, in each case, in the ordinary course of business;

(l) Liens on the property of a Subsidiary which is not a Credit Party securing Indebtedness of such Subsidiary permitted hereunder;

(m) Liens securing Indebtedness permitted under clauses (c), (g), (h), (i), (k), (l), (p), (s) and (u) of the definition of “Permitted Indebtedness” (as it relates to Indebtedness permitted under clauses (c), (g), (h), (i), (k), (l), (p), and (s) of such definition);

(n) Liens on earnest money deposits in connection with any Permitted Acquisition or other acquisition of property not prohibited hereunder;

(o) any interest or title of a lessor or sublessor under any lease permitted by this Agreement, provided that such interest or title is subordinate to the interest of the Secured Parties;

(p) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title and other similar encumbrances incurred in the ordinary course of business which are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(q) Liens securing obligations permitted under clauses (f)(ii) and (u) of the definition of “Permitted Indebtedness” (as it relates to Indebtedness permitted under clauses (f)(ii) of such definition) not to exceed $1,000,000 (or $2,000,000 after a Qualified IPO) in the aggregate at any time outstanding;

(r) Liens arising out of a conditional sale, title retention, consignment or similar arrangements for the sale of Product entered into by Borrower or any Subsidiary of Borrower in the ordinary course of business; and

(s) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) through (r), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien (and any additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) and the principal amount of the indebtedness may not increase other than by any reasonable premium or other reasonable amount paid and fees and expenses reasonably incurred in connection with the same; provided, however, that to the extent any of the foregoing Liens secure Indebtedness of a Credit Party, such Liens shall constitute Permitted Liens only if and to the extent that such Indebtedness constitutes Permitted Indebtedness.

“Permitted Transfers” is defined in Section 7.1.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA which is maintained or contributed to by Borrower or its Subsidiaries or their respective ERISA Affiliates or with respect to which Borrower or its Subsidiaries are subject to liability (including under Section 4069 of ERISA).

“Preferred Stock” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prepayment Premium” means, with respect to any prepayment of the Term Loans by Borrower pursuant to Section 2.2(d), an amount equal to the product of the amount of such prepayment (including, for the avoidance of doubt, all principal and any interest that has been capitalized and added thereto in accordance with Section 2.3(a)), multiplied by:

(i) if such prepayment occurs on or prior to the three-year anniversary of the Tranche A Closing Date, 0.03;

(ii) if such prepayment occurs following the three-year anniversary of the Tranche A Closing Date but prior to the four-year anniversary of the Tranche A Closing Date, 0.02; or

(iii) if such prepayment occurs on or after the four-year anniversary of the Tranche A Closing Date but prior to the fifth-year anniversary of the Tranche A Closing Date, 0.01.

No Prepayment Premium shall apply with respect to any such prepayment occurring on or after the fifth year anniversary of the Tranche A Closing Date.

“Private Third Party Payor Programs” means all third party payor programs in which any Credit Party or its Subsidiaries participates, including Managed Care Plans, or any other private insurance programs, but excluding all Governmental Payor Programs.

“Product” means, collectively, any and all products sold by Borrower or its Subsidiaries as of the Effective Date or at any time thereafter.

“Public Reporting Company” means an issuer generally subject to the reporting requirements of the Securities and Exchange Act of 1934.

“Register” is defined in Section 2.8(a).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals.

“Regulatory Approval” means all approvals (including where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Regulatory Agency necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of Product.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requirement of Law” means, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, order, policy, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including Health Care Laws, FDA Laws and all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any foreign Governmental Authority), in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Credit Party or its Subsidiaries, any of the Chief Executive Officer, President, Chief Financial Officer and Controller of such Credit Party.

“Restricted License” means any material license or other agreement with respect to which a Credit Party is the licensee (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement in a manner enforceable under applicable law, or (b) for which a default under which could interfere with Lender’s right to sell any Collateral.

“Restricted Transferee” means any Person that is (a) designated by Borrower, by written notice delivered to Lender on the Effective Date, as a (i) restricted transferee or (ii) Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, that “Restricted Transferee” shall (A) exclude any Person that Borrower has designated as no longer being a Restricted Transferee by written notice delivered to Lender from time to time and (B) include (I) any Person that is designated by Borrower, by written notice delivered to Lender at any time and from time to time after the Effective Date supplementing the notice delivered to Lender on the Effective Date, as a restricted transferee or Competitor and (II) include any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (B)(I) above, provided that any such supplement shall become effective two (2) Business Days after the date on which such supplement is delivered to Lender, but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Term Loans as permitted herein.

“Sales Plan” means the written sales plan of Borrower setting forth Net Sales projections of Borrower and its Subsidiaries through December 31, 2017 and providing in reasonable detail the strategy, tactics and steps for achieving such projected Net Sales.

“SEC” shall mean the Securities and Exchange Commission and any analogous Governmental Authority.

“Secured Parties” means Lender, each other Indemnified Person and each other holder of any Obligation of a Credit Party.

“Securities Account” means any “securities account” as defined in the Code.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Guaranty and Security Agreement, dated as of the Effective Date, by and among the Credit Parties and Lender, as such may be amended, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets (including goodwill minus disposition costs) of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities (including trade debt) of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Contribution” is defined in Section 7.18.

“Specified Default” is defined in Section 7.18

“Specified Disputes” is defined in Section 5.5(j).

“SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.

“Stock Acquisition” means the purchase or other acquisition by Borrower or any of its Subsidiaries of all of the Equity Interests (by merger, stock purchase or otherwise) of any other Person.

“Subordinated Debt” means unsecured Indebtedness incurred by any Credit Party or any Subsidiary thereof (including any Indebtedness permitted in connection with any Permitted Acquisition) that (a) is subordinated in right of payment to the Obligations pursuant to a subordination, intercreditor or other similar agreement that is in form and substance satisfactory to Lender (which agreement shall include turnover provisions that are satisfactory to Lender), (b) is not subject to scheduled amortization, redemption (mandatory or voluntary), sinking fund or similar payment and does not have a final maturity, in each case, before the date that is six (6) months after the Term Loan Maturity Date, (c) does not include any covenants or any agreements that, individually or taken as a whole, are more restrictive or onerous on any Credit Party in any material respect than any comparable covenants in this Agreement, and (d) does not provide or otherwise include provisions having the effect of providing that a default or event of default (or the equivalent thereof, however described) under or in respect of such Indebtedness shall exist, or such Indebtedness shall otherwise become due prior to its scheduled maturity or the holder or holders thereof or any trustee or agent on its or their behalf shall be permitted (with or without the giving of notice, the lapse of time or both) to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in any such case upon the occurrence of a Default or Event of Default unless and until the Obligations have been declared, or have otherwise automatically become, immediately due and payable pursuant to Section 9.1(a).

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party.

“SVB Credit Agreement” means the Existing SVB Credit Agreement as amended and restated as of the Effective Date and as may be further amended, restated, supplemented, modified, extended, refinanced or replaced from time to time.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Authority).

“Term Loan” means each of the Tranche A Loan and the Tranche B Loan, as applicable, and “Term Loans” means, collectively, the Tranche A Loan and the Tranche B Loan.

“Term Loan Maturity Date” means the six-year anniversary of the Tranche A Closing Date.

“Term Loan Note” means each of the Tranche A Note and the Tranche B Note, as applicable, and “Term Loan Notes” means, collectively, the Tranche A Note and the Tranche B Note.

“Third Party IP” is defined in Section 5.5(w).

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, multinational body or any political subdivision thereof (and all related IP Ancillary Rights) and (b) all renewals thereof.

“Tranche A Closing Date” means the date on which the Tranche A Loan is advanced by Lender, which, subject to the satisfaction of the conditions precedent to the Tranche A Loan set forth in Section 3.1 and Section 3.4, shall be ten (10) Business Days following the Effective Date.

“Tranche A Loan” is defined in Section 2.2(a).

“Tranche A Loan Amount” is defined in Section 2.2(a).

“Tranche A Note” means a promissory note in substantially the form attached hereto as Exhibit C-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Closing Date” means the date on which the Tranche B Loan is advanced by Lender, which, subject to the satisfaction (or waiver) of the conditions precedent to the Tranche B Loan set forth in Section 3.2 and Section 3.4, shall be after the Effective Date and on or prior to December 31, 2016.

“Tranche B Note” means a promissory note in substantially the form attached hereto as Exhibit C-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Tranche B Loan” is defined in Section 2.2(a).

“Tranche B Loan Amount” means (a) if Net Sales for the two fiscal quarters preceding the Tranche B Closing Date taken together are greater than or equal to $20,000,000 but less than $25,000,000, not less than $5,000,000 and not greater than $15,000,000; and (b) if Net Sales for the two fiscal quarters preceding the Tranche B Closing Date taken together are greater than or equal to $25,000,000, not less than $5,000,000 and not greater than $25,000,000. For the avoidance of doubt if Net Sales for the two fiscal quarters preceding the Tranche B Closing Date taken together are less than $20,000,000, the Tranche B Loan Amount equals zero.

“Transfer” is defined in Section 7.1.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“United States” or “U.S.” means the United States of America, its fifty (50) states, each territory thereof and the District of Columbia.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Requirement of Law) are owned by such Person or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary herein shall be a reference to a Wholly-Owned Subsidiary of a Credit Party.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

IRHYTHM TECHNOLOGIES, INC., as Borrower

By	/s/ Matthew C. Garrett
Name:	Matthew C. Garrett
Title:	Chief Financial Officer

Signature Page to Loan Agreement

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, as Lender

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name: Title:	Pedro Gonzalez de Cosio Managing Member

Signature Page to Loan Agreement

EXHIBIT A – LOAN PAYMENT/ADVANCE REQUEST FORM

DISBURSEMENT LETTER

The undersigned, being the duly elected and acting                     of IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”) with offices located at                     , does hereby certify, solely in his/her capacity as an authorized officer of Borrower and not in his/her personal capacity, to BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP (“Lender”) in connection with that certain Loan Agreement dated as of December 4, 2015 by and among Borrower, Lender and the other parties thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that, on the [Tranche A Closing Date/Tranche B Closing Date]:

1. the representations and warranties made by the Credit Parties in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Change,” or similar language shall be true and correct in all respects on the [Tranche A Closing Date/Tranche B Closing Date] or as of such earlier date, as applicable);

2. no Default or an Event of Default has occurred since the Effective Date or is occurring as of the date hereof;

3. Each of the Credit Parties is in compliance with the covenants and requirements contained in Sections 6 and 7 of the Loan Agreement;

4. all conditions referred to in Section 3 of the Loan Agreement to the making of the Term Loans have been satisfied or waived in writing by Lender;

5. no Material Adverse Change or Change in Control has occurred;

6. the undersigned is a Responsible Officer; and

7. the proceeds of the Term Loan shall be disbursed as set forth on Attachment A hereto.

Dated:                     , 201

[signature page follows]

IRHYTHM TECHNOLOGIES, INC., as Borrower

By
Name:
Title:

EXHIBIT B - COMPLIANCE CERTIFICATE

TO:         BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP

FROM:   IRHYTHM TECHNOLOGIES, INC.

The undersigned authorized officer of IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”) hereby certifies, solely in his/her capacity as an authorized officer of Borrower and not in his/her personal capacity, that in accordance with the terms and conditions of the Loan Agreement dated as of December 4, 2015 by and among Borrower, BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (“Lender”) and the other parties thereto (the “Loan Agreement”):

(i) The Credit Parties are in complete compliance for the period ending                     with all required covenants except as noted below;

(ii) No Default or Event of Default has occurred and is continuing, except as noted below;

(iii) Each Credit Party, and each of its Subsidiaries, have timely filed all required tax returns and reports or extensions therefor, have timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by such Credit Party and each of its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.9 of the Loan Agreement; and

(iv) No Liens have been levied or claims made against any Credit Party or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Credit Party has not previously provided written notification to Lender.

Attached are the required documents, if any, supporting our certification(s). The undersigned officer on behalf of Borrower further certifies that the attached financial statements are prepared in accordance with Applicable Accounting Standards and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Date:

[signature page follows]

IRHYTHM TECHNOLOGIES, INC., as Borrower

By
Name:
Title:

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement		Complies

1)	Quarterly Financial Statements	45 days after quarter end		Yes	No	N/A

2)	Liquidity	2 Business Days after quarter end		Yes	No	N/A

3)	Aged Listings	30 days after quarter end		Yes	No	N/A

4)	Other Statements	5 days after delivery		Yes	No	N/A

5)	Legal Action Notice	Promptly		Yes	No	N/A

6)	Consolidated Plan and Financial Forecast	No later than the last Business Day of February		Yes	No	N/A

7)	Notice of Default, etc.	Promptly (within 2 Business Days) after knowledge		Yes	No	N/A

8)	IP Report	Promptly (within 5 Business Days), when required		Yes	No	N/A

9)	Governmental Recommendations	5 Business Days after receipt		Yes	No	N/A

	Deposit and Securities Accounts	(Please list all accounts; attach separate sheet if additional space needed)

	Bank	Account Number	New Account?		Acct Control Agmt in place?

1)			Yes	No	Yes	No

2)			Yes	No	Yes	No

3)			Yes	No	Yes	No

4)			Yes	No	Yes	No

5)			Yes	No	Yes	No

6)			Yes	No	Yes	No

Financial Covenants

1)	Minimum Liquidity	See Section 6.12	Yes	No	N/A

2)	Minimum Net Sales	See Section 7.18	Yes	No	N/A

Other Matters

	Have there been any changes in management since the last Compliance Certificate?		Yes	No

	Have there been any prohibited Transfers?		Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

LENDER USE ONLY

Compliance Status	Yes	No

EXHIBIT C-1

TRANCHE A NOTE

FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH AN ORIGINAL ISSUE DISCOUNT. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE MADE TO BORROWER WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO WILSON, SONSINI, GOODRICH & ROSATI, P.C. AS PROVIDED IN SECTION 11 OF THE LOAN AGREEMENT.

$30,000,000	Dated: , 2015

FOR VALUE RECEIVED, the undersigned, IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (“Lender”) the principal amount of THIRTY MILLION DOLLARS ($30,000,000.00), plus interest on the aggregate unpaid principal amount hereof at a fixed per annum rate (which rate shall be fixed for the duration of this Note) equal to nine and one-half of one percent (9.50%) per annum, and in accordance with the terms of the Loan Agreement dated as of December 4, 2015 by and among Borrower, Lender and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount (including capitalized interest) and all accrued and unpaid interest hereunder shall be due and payable on the Term Loan Maturity Date. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower shall make equal quarterly payments of principal (including capitalized interest) commencing on the Payment Date that is the 48th-month anniversary of the Tranche A Closing Date, and continuing on the Payment Date of each successive quarter thereafter. Interest shall accrue on this Note commencing on, and including, the date of this Note, and shall accrue on this Note, or any portion thereof, for the day on which this Note or such portion is paid. Interest on this Note shall be payable in accordance with Section 2.3 of the Loan Agreement.

Principal, interest and all other amounts due with respect to this Note are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of this Note, interest thereon, and all other amounts due Lender under the Loan Agreement are secured pursuant to the Collateral Documents.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

IRHYTHM TECHNOLOGIES, INC., as Borrower

By
Name:
Title:

EXHIBIT C-2

TRANCHE B NOTE

FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH AN ORIGINAL ISSUE DISCOUNT. THE COMPANY AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE MADE TO BORROWER WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO WILSON SONSINI GOODRICH & ROSATI, P.C. AS PROVIDED IN SECTION 11 OF THE LOAN AGREEMENT.

$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, a Cayman Islands exempted limited partnership (“Lender”) the principal amount of                                         ($             .00)1, plus interest on the aggregate unpaid principal amount hereof at a fixed per annum rate (which rate shall be fixed for the duration of this Note) equal to [nine and one-half of one percent (9.50%) per annum] [ten percent (10.00%) per annum] [ten and one-half of one percent (10.50%) per annum]2, and in accordance with the terms of the Loan Agreement dated as of December 4, 2015 by and among Borrower, Lender and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount (including capitalized interest) and all accrued and unpaid interest hereunder shall be due and payable on the Term Loan Maturity Date. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Borrower shall make equal quarterly payments of principal (including capitalized interest) commencing on the Payment Date that is the 48th-month anniversary of the Tranche A Closing Date, and continuing on the Payment Date of each successive quarter thereafter. Interest shall accrue on this Note commencing on, and including, the date of this Note, and shall accrue on this Note, or any portion thereof, for the day on which this Note or such portion is paid. Interest on this Note shall be payable in accordance with Section 2.3 of the Loan Agreement.

Principal, interest and all other amounts due with respect to this Note are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of this Note, interest thereon, and all other amounts due Lender under the Loan Agreement are secured pursuant to the Collateral Documents.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

[1]	Insert Tranche B Loan Amount
[2]	Determined in accordance with Section 2.3 of the Loan Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

IRHYTHM TECHNOLOGIES, INC., as Borrower

By
Name:
Title: